                             DESCRIPTION OF GRAPHICS

                               INSIDE FRONT COVER

      Top Center:

      Text:
      Enterprise Management Solutions for Internet Systems

      Center:

      Graphic:
      A large WebTrends logo centered on the page with the text "Manage Your WWWorld(TM)" centered below the logo. The logo and text are in the middle of a ring of eight circles. Each of the eight circles contains text. Starting with the circle directly above the logo and proceeding clockwise, the texts in the circles state: "Web Site Traffic Analysis," "Proxy Server Traffic Analysis," "Site Content & QA Management," "E-Commerce and ROI Reports," "Alerting, Monitoring & Recovery," "Streaming Media Server Management," Firewall and VPNs Management," and "Server & Network Security Analysis."

      Bottom:

      Text:
      Awards for the WebTrends product family:

      Graphic:
      Nine graphics appear below the text representing awards that have been given to WebTrends' products. The awards depicted from left to right are: (1) PC Magazine Editors' Choice, (2) ICE Best of Class, (3) PC Computing MVP Finalist,
(4) Network Computing Editors' Choice, (5) iw Labs Best of Test, (6) The Best of LANTIMES, (7) Network Computing Best Value, (8) CODIE Awards Finalist, and (9) ZDNET Editors' Pick.

                              GATEFOLD (LEFT SIDE)

      Top Right:


      Graphic:
      The WebTrends logo.

      Top Left:

      Text:
      WebTrends Enterprise Suite

      Graphics:
      There are three graphics under the text. From left to right they are: (1) product packaging for the WebTrends Enterprise Suite, (2) screen shot of the site manager feature, and (3) screen shot of a traffic analysis report.

      Middle:

      Test:
      WebTrends Professional Suite

      Graphics:
      There are three graphics under the text. From left to right they are: (1) product packaging for the WebTrends Professional Suite, (2) screen shot of an alerting, monitoring, and recovery report, and (3) screen shot of the main console.

      Bottom:

      Text:
      WebTrends for Firewalls and VPNs

      Graphics:
      There are four graphics under the text. From left to right they are (1) product packaging for WebTrends for Firewalls and VPNs, (2) screen shot of the general options feature, (3) screen shot of the scheduler feature, and (4) screen shot of a firewall report.


                              GATEFOLD (RIGHT SIDE)

      Top:

      Text:
      WebTrends Enterprise Reporting Server*; * Available for Solaris and Linux.

      Graphics:
      There are four graphics under the text. From left to right they are: (1) product packaging for the WebTrends Enterprise Reporting Server, (2) screen shot of a user profile report, (3) screen shot of the content editor feature, and (4) screen shot of the status feature.

      Middle:

      Text:
      WebTrends Security Analyzer

      Graphics:
      There are three graphics under the text. From left to right they are: (1) product packaging for the WebTrends Security Analyzer, (2) screen shot of the main viewer, and (3) screen shot of a security analysis report.

      Bottom:

      Text:
      WebTrends Log Analyzer

      Graphics:
      There are four graphics under the text. From left to right they are: (1) product packaging for the WebTrends Log Analyzer, (2) screen shot of the scheduler feature, (3) screen shot of the options feature, and (4) screen shot of a traffic analysis report.

      Bottom Right:

      Text:
      Manage Your WWWorld(TM)

                                INSIDE BACK COVER
      Top Left:

      Text:
      www.webtrends.com

      Top:

      Graphics:
      There are two screen shots inside a box. The first screen shot is the Professional Suite product page from the WebTrends Web site. The second screen shot is the "contact us" page from the Web Trends Web site.

      Center:

      Graphics:
      There are two screen shots inside a box. The first screen shot is the products page from the WebTrends Web site. The second screen shot is the ordering page from the WebTrends Web site.

      Bottom:

      Graphics:
      There are two screen shots inside a box. The first screen shot is the knowledge base page from the WebTrends Web site. The second screen shot is the technical support page from the WebTrends Web site.

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1999.

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             WEBTRENDS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              OREGON                              7372                            93-1123283
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
          INCORPORATION                      CLASSIFICATION                 IDENTIFICATION NUMBER)
         OR ORGANIZATION)                     CODE NUMBER)

                        851 SW SIXTH AVENUE, SUITE 1200
                             PORTLAND, OREGON 97204
                                 (503) 294-7025
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                SUSAN E. KIPPER
                             LAWCO OF OREGON, INC.
                        1211 SW FIFTH AVENUE, SUITE 1500
                             PORTLAND, OREGON 97204
                                 (503) 727-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                   ROY W. TUCKER                                      ROBERT P. LATTA
                  NEIL NATHANSON                                   CHRISTIAN E. MONTEGUT
                    J.T. YOUNG                                          LIOR ZOREA
                 PERKINS COIE LLP                            WILSON SONSINI GOODRICH & ROSATI
         1211 SW FIFTH AVENUE, 15TH FLOOR                        PROFESSIONAL CORPORATION
              PORTLAND, OREGON 97204                                650 PAGE MILL ROAD
                  (503) 727-2000                                    PALO ALTO, CA 94304
                                                                      (650) 493-9300

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM        PROPOSED MAXIMUM
        TITLE OF EACH CLASS               AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING       AMOUNT OF
  OF SECURITIES TO BE REGISTERED           REGISTERED               UNIT(2)                  PRICE           REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per
  share............................     2,875,000 shares            $56.125               $161,359,375           $44,858
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Includes 375,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 27, 1999

PROSPECTUS

                        2,500,000 SHARES OF COMMON STOCK
                                      LOGO

     WebTrends Corporation is selling 1,250,000 shares and the selling shareholders identified in this prospectus are selling 1,250,000 shares of WebTrends' common stock in this offering. In addition, WebTrends may sell up to 187,500 additional shares and the selling shareholders may sell an aggregate of up to 187,500 additional shares depending on whether the underwriters exercise their over-allotment option. WebTrends will not receive any of the proceeds from the sale of shares by the shareholders.

                 Trading Symbol: Nasdaq National Market "WEBT"

     On April 23, 1999, the last reported sale price for our common stock on the Nasdaq National Market was $56.125 per share.

     INVESTING IN THIS STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                           -------------------------

                                                                 TOTAL
                                                    --------------------------------
                                           PER         WITHOUT             WITH
                                          SHARE     OVER-ALLOTMENT    OVER-ALLOTMENT
                                          ------    --------------    --------------
Price to Public.........................  $          $                 $
Underwriting Discounts & Commissions....
WebTrends' Proceeds.....................
Selling Shareholders' Proceeds..........

                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

DAIN RAUSCHER WESSELS
   a division of Dain Rauscher
          Incorporated

                     BANCBOSTON ROBERTSON STEPHENS
                                         SOUNDVIEW TECHNOLOGY GROUP

                               TABLE OF CONTENTS

                               PAGE
                               ----
Prospectus Summary...........    1
Risk Factors.................    5
Use of Proceeds..............   15
Price Range of Common
  Stock......................   15
Dividend Policy..............   15
Capitalization...............   16
Selected Financial Data......   17
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations.................   18
Business.....................   30
Management...................   49

                               PAGE
                               ----
Insider Transactions.........   57
Principal and Selling
  Shareholders...............   58
Description of Capital
  Stock......................   60
Shares Eligible for Future
  Sale.......................   62
Underwriting.................   64
Legal Matters................   66
Experts......................   66
Where You May Find Additional
  Information................   66
Index to Financial
  Statements.................  F-1

     "AuditTrack," "AlertTrack," "ClusterTrends," "CommerceTrends," "DBTrends," "FastTrends," "FireTrends," "Manage Your WWWorld," "SmartPass," "WebTrends," and WebTrends' logo are all WebTrends' trademarks. "AuditTrack" and "WebTrends" are registered trademarks in the United States. All other trade names, trademarks, and service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     This summary highlights only selected information contained elsewhere in this prospectus. Before making an investment in WebTrends' common stock, you should read this entire prospectus and the Financial Statements and notes, all of which should be consulted when reading this summary. Except where noted otherwise, all information in this prospectus, including share and per share information, assumes no exercise of the underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                             WEBTRENDS CORPORATION

     WebTrends Corporation is a leading provider of enterprise management and reporting solutions for Internet-based systems. Internet-based systems include Web servers, intranets, and extranets. Web servers are the computer servers that connect to the Internet's Worldwide Web. Intranets are networks that use Internet technology for communications within an organization. Extranets are networks that use Internet technology for communications between related organizations.

     We offer organizations a comprehensive set of solutions that are integrated, modular, and easy-to-use, and that scale to high-volume environments. Our enterprise management products facilitate analysis and reporting of:

     - Web site traffic, quality, content, and usage,

     - Internet advertising campaigns,

     - e-commerce activities, and

     - return on investment from Internet-based systems.

     Our solutions also help organizations manage their Internet infrastructure by providing valuable information about systems designed to implement secure communications, such as firewalls and virtual private networks, as well as capacity and bandwidth requirements. Our products have been specifically designed to enable organizations to centrally manage and administer multiple Internet-based systems across the enterprise regardless of the quantity or geographic locations of servers supporting those systems.

     Our business has grown rapidly, with revenue increasing from $1.9 million in 1996 to $8.0 million for the year ended December 31, 1998. Revenue for the three months ended March 31, 1999, was $3.0 million. We have been profitable throughout this period. Since the introduction of our original Web site traffic analysis product in 1996, we have introduced eight new products:

     - WebTrends Enterprise Suite,

     - WebTrends Professional Suite,

     - WebTrends Suite for Lotus Domino,

     - WebTrends for Firewalls and VPNs,

     - Server Cluster Add-on,

     - WebTrends Security Analyzer,

     - WebTrends Enterprise Reporting Server for Solaris, and

     - WebTrends Enterprise Reporting Server for Linux.

     We plan to introduce an additional product, CommerceTrends Add-on, by June 1999. The acronym "VPNs" in the name of the product WebTrends for Firewalls and VPNs stands for virtual private networks that are networks that use security features to provide the attributes of a private communications network while transporting information over the public Internet.

     We market and deliver our award-winning products to both IT professionals and other business managers. Over 25,000 customers have purchased our products, including sophisticated Internet service providers and over one-third of the Fortune 500 companies.

     WebTrends was incorporated in Delaware in 1993 and reorganized in Oregon in 1997. Our executive offices are located at 851 SW Sixth Avenue, Suite 1200, Portland, Oregon 97204, our telephone number is 1-888-WEBTRENDS
(1-888-932-8736), and our Web site is located at http://www.webtrends.com.

                                  THE OFFERING

Common Stock Offered by WebTrends........    1,250,000 shares

Common Stock Offered by Selling
Shareholders.............................    1,250,000 shares

Common Stock to be Outstanding After the
  Offering Based on Shares Outstanding on
  March 31, 1999.........................    12,500,080 shares

Additional Shares Reserved Under Stock
  Option and Stock Purchase Plans at
  March 31, 1999.........................    3,310,446 shares of which 1,464,208
                                             shares were subject to outstanding
                                             stock options at a weighted average
                                             exercise price of $2.73

Nasdaq National Market Symbol............    WEBT

Use of Proceeds..........................    Working capital and general
                                             corporate purposes. See "Use of
                                             Proceeds."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       THREE MONTHS
                                                  YEAR ENDED               ENDED
                                                 DECEMBER 31,            MARCH 31,
                                           ------------------------   ---------------
                                            1996     1997     1998     1998     1999
                                           ------   ------   ------   ------   ------
                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue............................  $1,865   $4,055   $8,008   $1,621   $3,006
Gross margin.............................   1,660    3,763    7,375    1,492    2,716
Income from operations...................     398      427      222       24      116
Net income...............................     405      287      219       26      178
Basic net income per share...............              .04      .03      .00      .02
Diluted net income per share.............              .04      .02      .00      .02
Shares used in basic net income per share
  calculation............................            8,126    8,211    8,211    9,582
Shares used in diluted net income per
  share calculation......................            8,126    9,022    8,211   10,932
Pro forma net income.....................     265
Pro forma net income per share -- basic
  and diluted............................     .03
Shares used in pro forma net income per
  share calculation -- basic and
  diluted................................   7,800

     Net income is not comparable for all periods shown, since, prior to 1997, WebTrends was not taxable as an entity because the shareholders had elected to be taxed individually based on their percentage ownership of the outstanding common stock. Pro forma net income and pro forma net income per share data have been presented for comparison purposes only as if WebTrends had been organized as a taxable entity in 1996.

     The following table presents balance sheet data, both historically and on a pro forma basis, giving effect to WebTrends' sale in this offering of 1,250,000 shares of common stock at an assumed offering price of $56.125 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds."

                                                               MARCH 31, 1999
                                                            --------------------
                                                            ACTUAL     PRO FORMA
                                                            -------    ---------
                                                                (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $30,568    $ 96,816
Working capital...........................................   35,378     101,626
Total assets..............................................   40,073     106,321
Total shareholders' equity................................   36,265     102,513

                                  RISK FACTORS

     In addition to the other information contained in this prospectus, you should carefully read and consider the following risk factors before purchasing our common stock. Investment in our common stock involves a high degree of risk.

WEBTRENDS HAS A LIMITED OPERATING HISTORY AND MAY NOT REMAIN PROFITABLE

     WebTrends was formed in August 1993, and we introduced our first Internet product in February 1996. Due to our limited operating history, any evaluation of our business and our prospects must be in light of the risks and uncertainties often encountered by companies in their early stages of development. These risks and uncertainties are particularly significant for companies in rapidly evolving markets, such as the market for Internet products and services. Many of these risks are discussed under the sub-headings below.

     We may not be able to successfully address any or all of these risks. Failure to adequately do so could have a material adverse effect on our business, results of operations, and financial condition. In addition, although our revenue has increased in recent periods while we maintained profitability, our revenue may not grow in future periods, may not grow at past rates, and we may not maintain profitability on a quarterly or annual basis, or at all.

SEASONAL AND OTHER FLUCTUATIONS IN OUR OPERATING RESULTS MAY MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN THE MARKET PRICE OF OUR OWN COMMON STOCK

     During our short operating history, we have experienced seasonality in our operating results. While revenue from sales has continued to grow, the second and third quarters of the year have been typically characterized by lower levels of revenue growth. In addition to seasonal fluctuations, we may experience significant fluctuations in our operating results from other causes. In particular, as we increasingly focus on sales of our product suites rather than stand-alone products and on larger purchases by larger customers, we expect the sales cycle associated with the purchase of our products to lengthen. Furthermore, the amount of revenue associated with particular licenses can vary significantly based upon the number of products that are licensed and the number of devices involved in the installation. These factors all tend to make the timing of revenue unpredictable and may lead to greater period-to-period fluctuations in revenue than WebTrends has historically experienced.

     As a result of the factors described above, we believe that our quarterly revenue and results from operations are likely to vary significantly in the future and that quarter to quarter comparisons of our operating results may not be meaningful. You should therefore not rely on the results of one quarter as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Financial Results."

OUR CUSTOMERS' AND POTENTIAL CUSTOMERS' FOCUS ON THE YEAR 2000 COMPUTER PROBLEM MAY REDUCE OUR SALES

     Our customers and potential customers may devote substantial portions of their budgets and staff to correcting year 2000 computer problems, forcing them to defer purchases of our products. Customers may also be unwilling to introduce new products into their organizations until they confirm that their existing systems are year 2000 compliant. Accordingly, demand for our products may be particularly volatile and unpredictable for the remainder of 1999 and early 2000.

WE MAY NOT BE ABLE TO DEVELOP ACCEPTABLE NEW PRODUCTS OR ENHANCEMENTS TO OUR EXISTING PRODUCTS AT THE RATE REQUIRED BY OUR RAPIDLY CHANGING MARKET

     Our future success depends upon our ability to address the rapidly changing needs of our customers by developing and introducing high quality products, product enhancements, and services on a timely basis and by keeping pace with technological developments and emerging industry standards. The market for our products is in the early stages of development and is rapidly evolving. Failure to develop and release enhanced or new products, or delays or quality problems in doing so, could have a material adverse effect on our business, results of operations, and financial condition. As is common in such new and rapidly evolving industries, demand and market acceptance for recently introduced products are subject to high levels of uncertainty and risk. Furthermore, new products can quickly render obsolete products that were only recently in high demand. The market for our existing products may not be sustainable at its current level. We launched several new products in calendar 1998 and the first quarter of 1999. We have an additional new product launch, as well as upgrades to existing products, planned for the remainder of 1999. The market for the recently introduced and planned products may not expand or develop.

THE INTENSE COMPETITION IN OUR MARKETS MAY LEAD TO REDUCED SALES OF OUR PRODUCTS AND REDUCED PROFITS

     The markets for our products are intensely competitive, and are likely to become even more competitive. Increased competition could result in pricing pressures, reduced sales, reduced margins, or the failure of our products to achieve or maintain market acceptance, any of which could have a material adverse effect on our business, results of operations, and financial condition. Each of WebTrends' products faces intense competition from multiple competing vendors. WebTrends also faces current and potential competition from vendors of Internet servers, operating systems, and networking hardware, many of which now, or may in the future, bundle Internet management solutions with their Internet products. WebTrends also competes against and expects increased competition from traditional system and network management software developers and Web management service providers. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, or substantially greater resources than we have. As a result, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors. See "Business -- Competition."

OUR SUCCESS DEPENDS ON INCREASING MARKET AWARENESS OF OUR BRAND

     If we fail to successfully promote our brand name or if we incur significant expenses promoting and maintaining our brand name, it could have a material adverse effect on our business, results of operations, and financial condition. Due in part to the emerging nature of the market for Internet management solutions and the substantial resources available to many of our competitors, there may be a time-limited opportunity to achieve and maintain a significant market share. Developing and maintaining awareness of the "WebTrends" brand name is critical to achieving widespread acceptance of our enterprise management and reporting solutions. Furthermore, the importance of brand recognition will increase as competition in the market for our products increases. Successfully promoting and positioning the WebTrends brand will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products at competitive prices. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness among potential customers.

FAILURE TO EXPAND OUR SALES OPERATIONS AND CHANNELS OF DISTRIBUTION WOULD LIMIT OUR GROWTH

     In order to maintain and increase our current and future market share and revenue, we will need to expand our direct and indirect sales operations and channels of distribution. Failure to do so could have a material adverse effect on our business, results of operations, and financial condition. We need to expand our relationships with domestic and international channel partners, distributors, value-added resellers, systems integrators, on-line and other resellers, Internet service providers, original equipment manufacturers, and other partners to build our indirect sales channel. We must also continue to expand and maintain strategic relationships with key hardware and software vendors, distribution partners, and customers. In addition, to maintain and increase our results from operations, we must increase the number of products that each of our customers licenses. This may require an increasingly sophisticated sales effort targeted at Webmasters, other management personnel associated with a prospective customer's Internet capabilities, and other functional managers throughout the organization. In order to achieve increased sales, we plan to hire additional telemarketing and direct field sales personnel. Any new hires will require training and take time to achieve full productivity. We may not be able to hire enough qualified individuals when needed, or at all, and we may not be able to increase distribution through any other methods.

OUR RELIANCE ON INDIRECT DISTRIBUTION CHANNELS COULD RESULT IN A REDUCTION IN OUR REVENUE, BECAUSE WE HAVE LESS CONTROL OVER SALES BY OUR CHANNEL PARTNERS THAN OUR OWN DIRECT SALES

     We are making an effort to increase distribution of our products through various indirect channels of distribution, including channel partners, value-added resellers, distributors, resellers, original equipment manufacturers, Internet service providers, and others. The loss of one or more of these channel partners, because of either their preference for competing products or products they may develop internally, could have a material adverse effect on our business, results of operations, and financial condition. In addition, we cannot predict the extent to which any of these channel partners will be successful in marketing or distributing our Internet management solutions. Many of these channel partners also market and sell competitive products. We may not be able to effectively manage potential conflicts among the various channel partners or prevent them from devoting greater resources to supporting the products of other companies. In addition, Network Trade, a third-party export management company, has the primary responsibility for identifying international distributors, resellers, and value-added resellers for our products. Accordingly, any disruption in our relationship with Network Trade, which may be terminated by either party with 30 days' notice, could materially slow our international sales growth, which could have a material adverse effect on our business, results of operations, and financial condition.

     Reliance on indirect channels of distribution may subject us to greater credit risk as the revenue from sales of our products to distributors and other channel partners flows first through the distributors, and then to us. In particular, Network Trade, while not technically a distributor, collects payments from our international resellers and then forwards those payments to us, presenting a similarly increased credit risk. Revenue received from Network Trade accounted for 20.6% of our total revenue for the three months ended March 31, 1999. Failure of our channel providers to timely pay for our products, or any failure to accurately forecast the demand for our products, could have a material adverse effect on our business, results of operations, and financial condition.

THE LOSS OF OUR CO-FOUNDERS OR OTHER KEY PERSONNEL OR OUR FAILURE TO ATTRACT ADDITIONAL PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

     Our success depends largely upon the continued services of our executive officers and other key management and development personnel. The loss of the services of one or more of our executive officers, engineering personnel, or other key employees could have a material adverse effect on our business, results of operations, and financial condition. In particular, we rely on our co-founders, Elijahu Shapira, Chief Executive Officer and Chairman of the Board, and W. Glen Boyd, President, Chief Technical Officer, and director. Messrs. Shapira and Boyd do not have employment agreements and, therefore, could terminate their employment with us at any time without penalty. We do not maintain key person life insurance policies on any of our employees. In addition, because of the complexity of our products and technologies, we are substantially dependent upon the continued service of our existing engineering personnel.

     Our future success also depends on our ability to attract and retain highly qualified personnel. We may not be successful in attracting or retaining qualified personnel, which could have a material adverse effect on our business, results of operations, and financial condition. We intend to hire a number of additional sales, support, marketing, and research and development personnel. The competition for qualified personnel in the computer software and Internet markets is intense, and we may be unable to attract, assimilate, or retain additional highly qualified personnel in the future. Additionally, we attempt to hire engineers with high levels of experience in designing and developing software and Internet-related products in time-pressured environments. There is a limited number of qualified engineers in our geographic location, resulting in intense competition for the services of such engineers.

THE STRAIN THAT OUR GROWTH RATE PLACES UPON OUR SYSTEMS AND MANAGEMENT RESOURCES MAY ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

     Any failure to properly manage our growth could have a material adverse effect on our business, results of operations, and financial condition. The rapid growth that we have experienced places significant challenges on our management, administrative, and operational resources. To properly manage this growth, we must, among other things, implement and improve additional and existing administrative, financial, and operational systems, procedures, and controls on a timely basis. We will also need to expand our finance, administrative, and operations staff. We may not be able to complete the necessary improvements to our systems, procedures, and controls necessary to support our future operations in a timely manner. Management may not be able to hire, train, retain, motivate, and manage required personnel and may not be able to successfully identify, manage, and exploit existing and potential market opportunities. In connection with our expansion, we plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support, and improve operational and financial systems. Failure of our revenue to increase along with these expenses during any fiscal period could have a materially adverse impact on our financial results for that period.

WEBTRENDS' INTERNATIONAL SALES ARE SIGNIFICANT AND COULD DECREASE FOR REASONS ADDITIONAL TO THOSE AFFECTING DOMESTIC SALES

     Approximately 22.0% and 27.5% of our total revenue for the years ended December 31, 1997 and December 31, 1998, respectively, were attributable to sales made outside the United States. International sales were 26.1% of total revenue for the three months ended March 31, 1999. Any reduction in international sales, or our failure to further develop our international distribution channels could have a material adverse effect on our business, results of operations, and financial condition.

     Our international operations are subject to the risks inherent in international business activities, including, in particular:

     - Management of an organization spread over various countries;

     - Longer accounts receivable payment cycles and other collection difficulties, such as difficulties obtaining and enforcing judgments against delinquent customers;

     - Compliance with a variety of foreign laws and regulations;

     - Overlap of different tax structures;

     - Foreign currency exchange rate fluctuations;

     - Import and export licensing requirements;

     - Trade restrictions, changes in tariffs, and freight rates; and

     - Regional economic conditions.

     Such factors could have a material adverse effect on our future international sales and, consequently, our business, results of operations, and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales, Marketing, and Distribution."

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY

     We regard substantial elements of our Internet management solutions as proprietary and attempt to protect them by relying on patent, trademark, service mark, trade dress, copyright, and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. Any steps we take to protect our intellectual property may be inadequate, time consuming, and expensive. Furthermore, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Any such infringement or misappropriation could have a material adverse effect on our business, results of operations, and financial condition. We currently have no issued patents. We have three patent applications pending. These or any new patent applications may not result in issued patents and may not provide us with any competitive advantages, or may be challenged by third parties. Legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed or made available through the Internet. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property. See "Business -- Proprietary Rights."

OTHERS MAY BRING INFRINGEMENT CLAIMS AGAINST US

     In addition to the technology we have developed internally, we also use code libraries developed and maintained by third parties and have acquired or licensed technologies from other companies. Our internally developed technology, the code libraries, or the technology we acquired or licensed may infringe on a third party's intellectual property rights and such third parties may bring claims against us alleging infringement of their intellectual property rights. Any such infringement or claim of infringement could have a material adverse affect on our business, result of operations, and financial condition.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property litigation. We may, however, be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. Such claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights. Such litigation, regardless of its success, would likely be time-consuming and expensive to defend and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

     - Cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

     - Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; and

     - Redesign those products or services that incorporate such technology.

     Any of these results could have a material adverse effect on our business, results of operations, and financial condition.

EVOLVING REGULATION OF THE INTERNET MAY AFFECT US ADVERSELY

     As Internet commerce continues to evolve, increasing regulation by federal, state, or foreign agencies becomes more likely. Such regulation is likely in the areas of user privacy, pricing, content, and quality of products and services. Taxation of Internet use, or other charges imposed by government agencies or by private organizations for accessing the Internet, may also be imposed. Laws and regulations applying to the solicitation, collection, or processing of personal or consumer information could affect our activities. Furthermore, any regulation imposing fees for Internet use could result in a decline in the use of the Internet and the viability of Internet commerce, which could have a material adverse effect on our business, results of operations, and financial condition.

PRODUCT DEFECTS COULD LEAD TO LOSS OF CUSTOMERS AND TO PRODUCT LIABILITY CLAIMS THAT WOULD REQUIRE CONSIDERABLE EFFORT AND EXPENSE TO DEFEND

     The occurrence of errors or failures in our products could result in adverse publicity, loss of or delay in market acceptance, or claims by customers against us, any of which could have a material adverse effect on our business, results of operations, and financial condition. Our products are used to monitor the activity levels of our customers' Internet sites, to provide real-time monitoring of firewalls, and to provide real-time monitoring, alerting, and recovery of Internet servers. These and other functions that our products provide are often critical to our customers, especially in light of the considerable resources many organizations spend on the development and maintenance of their Web sites.

     Additionally, our security products often contribute to vital protection of a company's internal systems and information. Our end-user licenses contain provisions that limit our exposure to product liability claims, but these provisions may not be enforceable in all jurisdictions. Additionally, we maintain limited products liability insurance. To the extent our contractual limitations are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations, and financial condition.

     Our products and product enhancements are very complex and may from time to time contain errors or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. The computer hardware environment is characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming. Despite our testing, errors may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. See "Business -- Products and Services."

SOME OF OUR PRODUCTS MAY NOT BE YEAR 2000 COMPLIANT, WHICH COULD RESULT IN CUSTOMER DISSATISFACTION OR CLAIMS AGAINST US

     Failure of our products to be year 2000 compliant could result in significant decreases in market acceptance of our products and legal liability for defective software, either of which would have a material adverse effect on our business, results of operations, and financial condition. We have not tested our products in every possible computer environment, and therefore such products may not be fully year 2000 compliant. Older versions of our products may not be year 2000 compliant; however, corrections for such non-compliance are available. We have not tested for year 2000 compliance discontinued products that we no longer market that run on Novell systems, some of which remain in use. These discontinued products may not be year 2000 compliant.

     If our suppliers, vendors, major distributors, and partners fail to correct their year 2000 problems, such failure could result in an interruption in, or a failure of, our normal business activities or operations. Such failures could have a material adverse effect on our business, results of operations, and financial condition. Due to the general uncertainty inherent in the year 2000 problem resulting from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of the year 2000 failures will have a material effect on our business, results of operations, and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

OUR SUCCESS DEPENDS ON CONTINUED USE AND EXPANSION OF THE INTERNET

     Continued expansion in the sales of our Internet management solutions will depend upon the adoption of the Internet as a widely used medium for commerce and communication. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for our Internet management solutions could be significantly reduced, which could have a material adverse effect on our business, results of operations, and financial condition. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary products, such as high speed modems. The Internet infrastructure may not be able to support the demands placed on it by continued growth. Additionally, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility, and quality of service.

OUR SALES MAY DECLINE IF WE ARE UNABLE TO ADAPT OUR PRODUCTS TO CHANGES IN INTERNET TECHNOLOGY

     Even if the infrastructure, standards, or protocols of the Internet, or complementary services, products, or facilities are developed, we may be required to make significant expenditures to adapt our products to the changing or emerging technologies. For example, if the format of Internet log files were to change, our solutions for traffic analysis may not function as designed, and we may incur significant expenses in developing new products that would be compatible with the new format. We may not be successful in either developing such software or timely introducing it to the market. Any such changes in technology could have a material adverse effect on our business, results of operations, and financial condition.

MANAGEMENT MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT INCREASE WEBTRENDS' PROFITS OR MARKET VALUE

     The net proceeds from the sale of the common stock we are offering for sale will be added to our general working capital upon completion of this offering. We have not reserved or allocated the proceeds for any specific purpose, and we cannot specify with certainty how we will use the net proceeds. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase WebTrends' profitability or market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value. See "Use of Proceeds."

BECAUSE OWNERSHIP IS CONCENTRATED, YOU AND OTHER INVESTORS WILL HAVE MINIMAL INFLUENCE ON SHAREHOLDER DECISIONS

     Our officers and directors will beneficially own at least 45% and possibly as much as 47% of the outstanding common stock after this offering, depending on whether and to what extent the underwriters exercise their over-allotment option. As a result, they will be able to exercise significant influence over all matters requiring shareholder approval, such as the election of directors and the approval or disapproval of significant corporate transactions. The concentration of ownership could prevent or significantly delay another company or person from acquiring or merging with us. See "Management" and "Principal and Selling Shareholders."

OUR ANTI-TAKEOVER PROVISIONS AND PREFERRED STOCK MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK

     Provisions of our articles of incorporation and bylaws may have the effect of delaying or preventing a merger or sale of WebTrends, or making a merger or acquisition less desirable to a potential acquirer, even where shareholders may consider the acquisition or merger favorable. See "Description of Capital Stock -- Anti-Takeover Measures -- Articles and Bylaws."

     The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control without further action by the shareholders. Any such issuance may have a material adverse effect on the market price of the common stock and the voting rights of the holders of common stock. The issuance of preferred stock may also result in the loss of the voting control of holders of common stock to the holders of the preferred stock. See "Description of Capital Stock -- Preferred Stock."

     Provisions of the Oregon Business Corporation Act and the Control Share Act may also delay, prevent, or discourage someone from acquiring or merging with us. See "Description of Capital Stock -- Anti-Takeover Measures -- Oregon Control Share and Business Combination Statutes."

TRADING IN OUR COMMON STOCK MAY BE LIMITED

     We completed our initial public offering in February 1999. Before this there was no trading market for our stock. The volume of daily trades has varied significantly from as few as approximately 100,000 shares to over 2.3 million shares. Because of the short history and volatility of the trading market for our stock, we do not know how liquid that market will be.

THE MARKET PRICE FOR OUR COMMON STOCK, LIKE OTHER TECHNOLOGY STOCKS, HAS BEEN AND MAY CONTINUE TO BE VOLATILE

     The market price of our common stock has been highly volatile and has experienced wide fluctuations. We expect our stock price will continue to fluctuate. The value of your investment in WebTrends could decline due to the impact of any of the following factors upon the market price of WebTrends common stock:

     - Variations in our actual and anticipated operating results;

     - Changes in our earnings estimates by analysts;

     - Our failure to meet analysts' performance expectations; and

     - Lack of liquidity.

     The stock markets have, in general, and with respect to Internet companies in particular, recently experienced stock price and volume volatility that has affected companies' stock prices. The stock markets may continue to experience volatility that may adversely affect the market price of our common stock.

     Stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Fluctuations such as these may affect the market price of our common stock.

SIGNIFICANT FLUCTUATION IN THE MARKET PRICE OF OUR COMMON STOCK COULD RESULT IN SECURITIES CLASS ACTION CLAIMS AGAINST US

     Securities class action claims have been brought against issuing companies in the past after volatility in the market price of a company's securities. Such litigation could be very costly and divert our management's attention and resources, and any adverse determination in such litigation could also subject us to significant liabilities, any or all of which could have a material adverse effect on our business, results of operations, and financial condition.

YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as within this prospectus generally. In addition, when used in this prospectus, the words "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results could differ materially from those described in the forward-looking statements as a result of the risk factors set forth in this section and the information provided in this prospectus generally. We do not intend to update any forward-looking statements.

                                USE OF PROCEEDS

     Based on the assumed offering price of $56.125 per share, the net proceeds from the sale of shares of common stock to be sold by WebTrends are expected to be approximately $66.2 million (approximately $76.2 million if the underwriters exercise their overallotment option in full), after deduction of underwriting discounts and commissions and estimated offering expenses payable by WebTrends. WebTrends will not receive any proceeds from the sale of common stock by the selling shareholders.

     Among the purposes of this offering are the following:

     - To obtain additional equity capital; and

     - To improve liquidity in the public market for the common stock.

     The board of directors and management of WebTrends have significant flexibility in applying the net proceeds of this offering. The amounts and timing of WebTrends' actual expenditures will depend upon numerous factors, including the status of WebTrends' product development efforts, competition, and marketing and sales activities. WebTrends anticipates using the net proceeds of this offering for working capital and general corporate purposes, and may also use a portion of the net proceeds to license or acquire new products or technologies or to acquire or invest in businesses complementary to its own. WebTrends has no current plans or proposals pending for any such acquisitions or investments. Pending the use of the net proceeds, WebTrends intends to invest them in government securities and short-term, investment-grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

     WebTrends' common stock is traded on The Nasdaq National Market under the symbol "WEBT." Public trading of the common stock commenced on February 19, 1999. The following table shows, for the periods indicated, the high and low per share sales prices of the common stock, as reported by The Nasdaq National Market

                            1999                               HIGH      LOW
                            ----                              ------   -------
First Quarter (beginning February 19, 1999).................  $59.00   $ 22.00
Second Quarter (through April 23, 1999).....................  $84.00   $43.625

     On April 23, 1999, the last reported sale price of the common stock on The Nasdaq National Market was $56.125 per share, and there were approximately 45 holders of record of the common stock.

                                DIVIDEND POLICY

     WebTrends did not declare any cash dividends on its capital stock in 1997 or 1998. WebTrends intends to retain its present and future earnings, if any, to finance the growth and development of its business. It does not intend to pay cash dividends in the foreseeable future, and the amounts and payment of future dividends, if any, will be determined by its board of directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of WebTrends as of March 31, 1999,

     (a) on a historical basis and

     (b) on an adjusted basis, giving effect to the sale of 1,250,000 shares of common stock being sold by WebTrends in this offering at the assumed offering price of $56.125 per share, and after deducting estimated underwriters discounts and commissions and estimated offering expenses payable by WebTrends.

     The information shown below excludes 3,310,446 shares reserved for issuance under WebTrends' stock option and stock purchase plans, of which 1,464,208 were issuable upon exercise of stock options outstanding as of March 31, 1999, with a weighted average exercise price of $2.73 per share.

     The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and WebTrends' Financial Statements and related notes thereto and other financial information included elsewhere in this prospectus.

                                                                MARCH 31, 1999
                                                            -----------------------
                                                                             AS
                                                             ACTUAL       ADJUSTED
                                                            ---------    ----------
                                                            (DOLLARS IN THOUSANDS)
Shareholders' equity:
  Preferred Stock, no par value per share; 15,000,000
     shares authorized, no shares issued and outstanding,
     actual and adjusted..................................   $    --      $     --
  Common stock, no par value per share; 60,000,000 shares
     authorized, 11,250,080 shares issued and outstanding,
     actual; 60,000,000 shares authorized, 12,500,080
     shares issued and outstanding, as adjusted...........    36,058       102,306
Deferred compensation.....................................      (515)         (515)
Retained earnings.........................................       722           722
                                                             -------      --------
          Total shareholders' equity......................    36,265       102,513
                                                             -------      --------
          Total capitalization............................   $36,265      $102,513
                                                             =======      ========

                            SELECTED FINANCIAL DATA

     The following selected financial data is qualified by reference to, and should be read in conjunction with, the Financial Statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information appearing elsewhere in this prospectus. The statement of operations data set forth below for each of the years in the three-year period ended December 31, 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from, and qualified by reference to, the audited financial statements appearing elsewhere in this prospectus. The statement of operations data set forth below for the year ended December 31, 1995, and the balance sheet data as of December 31, 1995 and 1996 are derived from, and qualified by reference to, audited financial statements. The statement of operations data set forth below, for the year ended December 31, 1994 and the quarters ended March 31, 1998 and 1999, and the balance sheet data as of December 31, 1994 and March 31, 1999, are derived from, and qualified by reference to, unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Historical results are not necessarily indicative of the results that may be expected in the future.

                                                                                                            THREE MONTHS
                                                                      YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                                             ------------------------------------------   ----------------
                                                              1994     1995     1996     1997     1998     1998     1999
                                                             ------   ------   ------   ------   ------   ------   -------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA
Revenue:
  Software licenses........................................  $  276   $  617   $1,858   $3,837   $7,206   $1,496   $ 2,587
  Support services.........................................      --       20        7      218      802      125       419
                                                             ------   ------   ------   ------   ------   ------   -------
         Total revenue.....................................     276      637    1,865    4,055    8,008    1,621     3,006
Cost of revenue............................................       7       39      205      292      633      129       290
                                                             ------   ------   ------   ------   ------   ------   -------
Gross margin...............................................     269      598    1,660    3,763    7,375    1,492     2,716
                                                             ------   ------   ------   ------   ------   ------   -------
Operating expenses:
  Research and development.................................      34       91      403    1,059    2,211      456       639
  Sales and marketing......................................      12      152      552    1,528    3,642      720     1,506
  General and administrative...............................     126      187      307      749    1,300      292       455
                                                             ------   ------   ------   ------   ------   ------   -------
         Total operating expenses..........................     172      430    1,262    3,336    7,153    1,468     2,600
                                                             ------   ------   ------   ------   ------   ------   -------
Income from operations.....................................      97      168      398      427      222       24       116
Other income, net..........................................       1        1        7       10       29        5       169
                                                             ------   ------   ------   ------   ------   ------   -------
Income before income taxes.................................      98      169      405      437      251       29       285
Income taxes(1)............................................      --       --       --      150       32        3       107
                                                             ------   ------   ------   ------   ------   ------   -------
Net income(1)..............................................  $   98   $  169   $  405   $  287   $  219   $   26   $   178
                                                             ======   ======   ======   ======   ======   ======   =======
Basic net income per share(2)..............................                             $  .04   $  .03      .00       .02
Diluted net income per share(2)............................                                .04      .02      .00       .02
                                                                                        ======   ======   ======   =======
Shares used in basic net income per share calculation(2)...                              8,126    8,211    8,211     9,582
Shares used in diluted net income per share calculation....                              8,126    9,022    8,211    10,932
Pro forma net income(1)....................................  $   64   $  111   $  265
                                                             ======   ======   ======
Pro forma net income per share -- basic and diluted(1).....  $  .01   $  .01   $  .03
                                                             ======   ======   ======
Shares used in pro forma net income per share
  calculation -- basic and diluted(2)......................   7,800    7,800    7,800

                                                                          DECEMBER 31,                MARCH 31,
                                                              -------------------------------------   ---------
                                                              1994   1995   1996     1997     1998      1999
                                                              ----   ----   -----   ------   ------   ---------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...................................  $108   $179   $ 321   $  807   $1,099    $30,568
Working capital (deficit)...................................   158    319    (103)     260      221     35,378
Total assets................................................   198    365     910    1,886    3,362     40,073
Long-term obligations.......................................    70     72      --        7       --         --
Total shareholders' equity..................................    98    267      47      584      842     36,265

-------------------------
(1) Prior to 1997, WebTrends had elected to have taxes on WebTrends' income paid by WebTrends' shareholders rather than by WebTrends. Pro forma net income data has been presented for comparison purposes only, as if WebTrends had been organized as a taxable entity for periods prior to 1997.

(2) See Note 1 of Notes to Financial Statements for the determination of shares used in computing basic and diluted net income per share and pro forma net income per share data.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Financial Statements and related notes thereto included elsewhere in this prospectus. The following "Management's Discussion and Analysis of Financial Condition and Results of Operations' contains forward-looking statements that involve risks and uncertainties, such as WebTrends' plans, objectives, expectations, and intentions. WebTrends' actual results could differ materially from those anticipated in these forward-looking statements as a result of factors, including, but not limited to, those discussed below, those set forth under "Risk Factors," and elsewhere in this Prospectus.

OVERVIEW

     WebTrends Corporation provides comprehensive, integrated, scaleable, modular, and easy-to-use solutions that enable organizations to cost-effectively manage and report on their Internet-based systems. WebTrends was incorporated on August 31, 1993 and reorganized effective January 1, 1997. Prior to 1997, WebTrends was not taxable as an entity because the shareholders had elected to be taxed individually based on their percentage ownership of the outstanding common stock.

     Since the year ended December 31, 1996, WebTrends has generated most of its revenue from licensing its traffic analysis and management suite products and related support services. WebTrends' initial traffic analysis product, the WebTrends Log Analyzer, was introduced in February 1996. In September and November 1997, respectively, WebTrends introduced the Enterprise and Professional Suite products. The Professional Suite integrates Web site traffic analysis with proxy server traffic analysis, link analysis, quality control, content management, as well as monitoring, alerting, and recovery. The Enterprise Suite enables users to manage more complex server configurations and to integrate Web site traffic analysis data with existing databases, permitting advanced, custom analyses. In May 1998, WebTrends introduced the WebTrends Suite for Lotus Domino, which is the first software package on the market to offer full management, reporting, and analysis for Lotus Domino Web servers. In June 1998, WebTrends introduced WebTrends for Firewalls and VPNs, which is a real-time solution to manage, report, and monitor firewall activity. In January 1999, WebTrends introduced the WebTrends Security Analyzer, which helps secure Internet servers and other Internet devices. In March and April 1999, WebTrends introduced the WebTrends Enterprise Reporting Server for Solaris and the WebTrends Enterprise Reporting Server for Linux, which provide traffic analysis and distributed reporting for high-traffic corporate Web sites, Internet service providers, web hosting sites, and managed service providers. Prior to 1996, substantially all of WebTrends' revenue was generated from the license of its AuditTrack product and related products developed as solutions for managing Novell networks. WebTrends continues to sell AuditTrack, and revenue from this product represented approximately 13.2% of total revenue during 1998. We expect that revenue in 1999 from our AuditTrack product will decrease as a percentage of revenue as sales of our Internet products continue to increase.

     Software license revenue consists of fees for licenses of WebTrends' software products. Revenue allocated to software licenses is recognized upon delivery of software, assuming no significant obligations or customer acceptance rights exist. WebTrends generally provides a thirty-day right of return for each product sold. Estimated sales returns and allowances are recorded upon shipment of the product.

     WebTrends sells a portion of its products domestically and internationally through resellers. Revenue from sales to domestic resellers is managed directly by WebTrends, and we recognize revenue from sales primarily at the time of shipment, net of estimated returns and allowances. In December of 1998, WebTrends entered into domestic distribution agreements with Merisel Americas, Inc. and Ingram Micro, Inc. These agreements offer expanded rights of return and price protection beyond our normal reseller agreements. For these distributors, WebTrends is recognizing revenue upon sales from the distributor to a third party or end user until a returns history can be established. Revenue from sales to international resellers is managed by a third-party export management company and revenue is recognized upon sales from the reseller to a third party or end user.

     Support services revenue consists of annual subscriptions for upgrades, post-sale customer support services, and professional services. Revenue allocated to subscriptions, which allow the subscriber to purchase the right to obtain upgrades, when and if available, are paid in advance and revenues are recognized ratably over the term of the subscription. Revenue allocated to professional services is recognized as the services are performed.

     WebTrends generates revenue through direct sales to end users and through its indirect distribution channels. Direct sales are generated by our telesales organization, direct field sales force, and through on-line sales. The indirect distribution channel includes distributors, resellers, and value-added resellers. WebTrends also conducts joint marketing and distribution programs with strategic partners. We derive our international revenue primarily through our indirect distribution channel.

     Approximately 22.0%, 27.5%, and 26.1% of WebTrends' total revenue for the years ended December 31, 1997 and 1998, and the three months ended March 31, 1999, respectively, was attributable to sales made outside the United States. We expect that international sales will continue to represent a significant portion of our total revenue. WebTrends' international sales are currently denominated in U.S. dollars. As a result, increases in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and, therefore, potentially less competitive in those markets.

     WebTrends has recorded net deferred compensation of approximately $515,000 as of March 31, 1999, which represents the difference between the exercise price and the fair value of the shares of common stock issuable upon the exercise of stock options that were granted to employees in July and August 1998. The deferred compensation is being amortized over the vesting period of the stock options.

     Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, WebTrends has not capitalized any software development costs and has charged all such costs to research and development expense.

     WebTrends has grown rapidly, with revenue increasing from $1.9 million in 1996 to $8.0 million in 1998. Revenue for the three months ended March 31, 1999 was $3.0 million. During this period, we have experienced continued profitability and, as of March 31, 1999, WebTrends had retained earnings of $722,000. However, this growth rate and profitability may not be sustainable, and it should not be relied upon as predictive of future performance.

WebTrends expects to continue to increase its expenditures in all areas in order to execute its business plan. In particular, WebTrends currently expects to expand its sales and marketing operations, expand its international distribution channels, increase its investment in product development, and improve its internal operating and financial infrastructure. As a result, we do not expect profitability to increase in line with revenue growth.

     WebTrends' prospects must be considered in light of the risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. WebTrends may not be successful in addressing such risks and difficulties or sustaining or increasing profitability in the future.

RESULTS OF OPERATIONS

     The following table sets forth historical operating information of WebTrends, as a percentage of total revenue, for the periods indicated.

                                                                    THREE MONTHS
                                              YEAR ENDED               ENDED
                                             DECEMBER 31,            MARCH 31,
                                        -----------------------    --------------
                                        1996     1997     1998     1998     1999
                                        -----    -----    -----    -----    -----
Revenue:
  Software licenses...................   99.6%    94.6%    90.0%    92.3%    86.1%
  Support services....................    0.4      5.4     10.0      7.7     13.9
                                        -----    -----    -----    -----    -----
          Total revenue...............  100.0    100.0    100.0    100.0    100.0
Cost of revenue.......................   11.0      7.2      7.9      8.0      9.7
                                        -----    -----    -----    -----    -----
  Gross margin........................   89.0     92.8     92.1     92.0     90.3
                                        -----    -----    -----    -----    -----
Operating expenses:
  Research and development............   21.6     26.1     27.6     28.1     21.3
  Sales and marketing.................   29.6     37.7     45.5     44.4     50.1
  General and administrative..........   16.5     18.5     16.2     18.0     15.1
                                        -----    -----    -----    -----    -----
          Total operating expenses....   67.7     82.3     89.3     90.5     86.5
                                        -----    -----    -----    -----    -----
Income from operations................   21.3     10.5      2.8      1.5      3.8
Other income, net.....................    0.4      0.3      0.4      0.3      5.7
                                        -----    -----    -----    -----    -----
Income before income taxes............   21.7     10.8      3.2      1.8      9.5
Income taxes..........................     --      3.7      0.4      0.2      3.6
                                        -----    -----    -----    -----    -----
Net income............................   21.7%     7.1%     2.8%     1.6%     5.9%
                                        =====    =====    =====    =====    =====

THREE MONTHS ENDED MARCH 31, 1998 AND 1999

REVENUE

     Total revenue increased 85.4% from $1.6 million for the three months ended March 31, 1998 to $3.0 million for the three months ended March 31, 1999.

     Software Licenses. Software license revenue increased 72.9% from $1.5 million for the three months ended March 31, 1998 to $2.6 million for the three months ended March 31, 1999. Software license revenue represented 92.3% and 86.1% of total revenue for the three months ended March 31, 1998 and March 31, 1999, respectively. The increase in software license revenue is primarily attributable to the effect of continued growth of sales of our suite products and our WebTrends for Firewalls and VPNs product which was introduced in the second quarter of 1998, as well as the introduction of the WebTrends Security Analyzer product during the quarter ended March 31, 1999.

     Support Services. Support services revenue increased 234.3% from $125,000 for the three months ended March 31, 1998 to $419,000 for the three months ended March 31, 1999, representing approximately 7.7% and 13.9% of total revenue, respectively. The increase in support services revenue is primarily attributable to an increase in subscription revenue from the increase in our installed base of customers and the sale of consulting and training services which was initiated during the second half of 1998.

COST OF REVENUE

     Cost of revenue includes product packaging, software documentation, duplication, labor, and other costs associated with handling, packaging, and shipping product, royalties associated with the sale of WebTrends' products, and costs associated with providing technical support and consulting services to customers. Cost of revenue increased 124.3% from $129,000 for the three months ended March 31, 1998 to $290,000 for the three months ended March 31, 1999. As a percentage of total revenue, cost of revenue increased from 8.0% for the three months ended March 31, 1998 to 9.7% for the three months ended March 31, 1999. The increase in cost of revenue is primarily attributable to the hiring of additional customer support personnel to handle the demand from a larger customer base as support services became a higher percentage of our revenue, and the hiring of additional employees to manage consulting and training services.

OPERATING EXPENSES

     Research and Development. Research and development expenses consist primarily of salaries and related costs associated with the development of new products, the enhancement of existing products, and the performance of quality assurance and documentation activities. Research and development expenses increased 40.2% from $456,000 for the three months ended March 31, 1998 to $639,000 for the three months ended March 31, 1999. As a percentage of total revenue, research and development expenses decreased from 28.1% for the three months ended March 31, 1998 to 21.3% for the three months ended March 31, 1999. The increase in research and development expenses in absolute dollars is primarily attributable to increasing the number of research and development employees over the periods presented. Research and development expenses decreased as a percentage of total revenue primarily due to the rapid growth in total revenue. WebTrends continues to believe that significant investment in research and development is required to remain competitive in its markets, and therefore anticipates that research and development expenses will increase in absolute dollars in future periods, but may vary as a percent of total revenue.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, trade shows, commissions, and advertising costs. Sales and marketing expenses increased 109.1% from $720,000 for the three months ended March 31, 1998 to $1.5 million for the three months ended March 31, 1999. As a percentage of total revenue, sales and marketing expenses increased from 44.4% for the three months ended March 31, 1998 to 50.1% for the three months ended March 31, 1999. The increase in sales and marketing expense is primarily attributable to the hiring of additional sales, marketing, and customer support personnel, including additional personnel required to support indirect distribution channels, and increased spending on advertising. WebTrends expects that sales and marketing expenses will continue to increase in absolute dollars as it continues to expand its marketing programs and sales force to increase brand awareness, but they may vary as a percent of total revenue.

     General and Administrative. General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, financial, human resource, and other administrative functions, as well as legal, accounting, and insurance costs. General and administrative expenses increased 55.8% from $292,000 for the three months ended March 31, 1998 to $455,000 for the three months ended March 31, 1999. As a percentage of total revenue, general and administrative expenses decreased from 18.0% for the three months ended March 31, 1998 to 15.1% for the three months ended March 31, 1999. The increase in absolute dollars is primarily attributable to the hiring of additional accounting and administration personnel, and public company related costs during the three months ended March 31, 1999. WebTrends expects general and administrative expenses will continue to increase in absolute dollars to support the anticipated expansion of sales and operations, but they may vary as a percent of total revenue.

INCOME TAXES

     Income taxes increased from $3,000 for the three months ended March 31, 1998 to $107,000 for the three months ended March 31, 1999, primarily due to increased income from operations resulting from WebTrends' increased revenue, partially offset by the utilization of research and development tax credits associated with its investment in developing new products. Income taxes for the three months ended March 31, 1998 reflect an estimated effective tax rate of 12.0%. Income taxes for the three months ended March 31, 1999 reflect an estimated effective tax rate of 37.5%.

YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

REVENUE

     Total revenue increased from $1.9 million in 1996 to $4.1 million in 1997, and $8.0 million in 1998. The increases reflect year to year revenue growth of 117.4% and 97.5%, respectively.

     Software Licenses. Software license revenue represented 90% or more of total revenue for each of the years in the three-year period ended December 31, 1998. Software license revenue increased from $1.9 million in 1996, to $3.8 million in 1997, and $7.2 million in 1998. The increase in software license revenue from 1996 to 1997 is primarily attributable to the effect of a full year of sales of the WebTrends Log Analyzer, which accounted for approximately 86% of the license revenue growth, and sales of our suite products, which were introduced in late 1997, and which accounted for approximately 11% of the license revenue growth. The increase in software license revenue from 1997 to 1998 is primarily attributable to the effect of a full year of sales of our suite products, which accounted for approximately 78% of the license revenue growth, and sales of WebTrends for Firewalls and VPNs, which was introduced in mid-1998, and which accounted for approximately 17% of the license revenue growth. The slowing of revenue attributable to the WebTrends Log Analyzer reflects our customers' preferences to obtain traffic analysis functionality from our suite products.

     Support Services. Support services revenue increased from $7,000 in 1996, to $218,000 in 1997, and $802,000 in 1998, representing approximately 0.4%, 5.4%, and 10.0% of total revenues, respectively. The increases in support services revenue are primarily attributable to an increase in the installed base of customers over the comparable periods and the initiation of WebTrends subscription program in the fourth quarter of 1996.

COST OF REVENUE

     Cost of revenue increased from $205,000 in 1996, to $292,000 in 1997, and $633,000 in 1998. As a percentage of total revenue, cost of revenue increased from 7.2% for the year ended December 31, 1997 to 7.9% for the year ended December 31, 1998. The increase in cost of revenue is primarily attributable to the hiring of seven additional employees for customer support between 1996 and 1998 to handle the increased demand from a larger installed base. As a percentage of total revenue, cost of revenue decreased from 11.0% for the year ended December 31, 1996 to 7.2% for the year ended December 31, 1997. This decrease is primarily due to leveraging fixed costs across increased license revenue and greater material and shipping discounts associated with higher sales volume.

OPERATING EXPENSES

     Research and Development. Research and development expenses increased from $403,000 in 1996, to $1.1 million in 1997, and $2.2 million in 1998, representing 21.6%, 26.1%, and 27.6% of total revenues, respectively. The increases in research and development expenses, both in absolute dollars and as a percent of total revenue, are primarily attributable to increasing the number of research and development employees from four in 1996, to 13 in 1997, and 27 in 1998, and costs related to supporting the development of new products and enhanced versions of existing products. Research and development compensation increased $454,000 from 1996 to 1997 and $994,000 from 1997 to 1998, and the incremental costs related to supporting the development of new products and enhanced versions of existing products increased $24,000 from 1996 to 1997 and $42,000 from 1997 to 1998. During the year ended December 31, 1998, WebTrends released three new products.

     Sales and Marketing. Sales and marketing expenses increased from $553,000 in 1996, to $1.5 million in 1997, and $3.6 million in 1998, representing 29.6%, 37.7%, and 45.5% of total revenues, respectively. The increases in sales and marketing expenses are primarily attributable to increasing the number of sales, marketing, and customer support personnel, including additional personnel required to support indirect distribution channels, and increased spending on advertising. Sales, marketing and customer support employees grew from four in 1996, to 16 in 1997, and 37 in 1998, resulting in increases in sales and marketing compensation of $527,000 from 1996 to 1997 and $1.0 million from 1997 to 1998. Advertising expense grew from $266,000 in 1996, to $553,000 in 1997, and $957,000 in 1998.

     General and Administrative. General and administrative expenses increased from $307,000 in 1996, to $749,000 in 1997, and $1.3 million in 1998, representing 16.5%, 18.5%, and 16.2% of total revenues, respectively. The increase in absolute dollars is primarily attributable to increasing the number of accounting, administration, and information services personnel. Accounting, administration, and information services employees grew from four in 1996, to nine in 1997, and 14 in 1998, resulting in increases in general and administrative compensation of $130,000 from 1996 to 1997 and $349,000 from 1997 to 1998. Cost for rent grew from approximately $5,000 in 1996, to $17,000 in 1997, and $36,000 in 1998.

INCOME TAXES

     Income taxes decreased from $151,000 for the year ended December 31, 1997, to $31,000 for the year ended December 31, 1998, primarily due to lower income from operations resulting from WebTrends' increased operating expenses during 1998 and from the utilization of research and development tax credits associated with its investment in developing new products. WebTrends was organized as an S Corporation, meaning that under federal and state taxation laws, taxes on WebTrends' income were paid by its shareholders and not by WebTrends, before 1997. Income taxes for the year ended December 31, 1997 reflect an effective tax rate of approximately 34.4% of taxable income and is comprised of federal and state income taxes. Income taxes for the year ended December 31, 1998, reflect WebTrends' tax rate for federal and state taxes of approximately 12.5% of taxable income.

SELECTED QUARTERLY FINANCIAL RESULTS

     The following table sets forth a summary of WebTrends' unaudited quarterly operating results for each of the five quarters in the period ended March 31, 1999, as well as results expressed as a percentage of total revenue for the periods indicated. This information has been derived from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with the Financial Statements and notes thereto appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                          QUARTER ENDED
                                       ----------------------------------------------------
                                       MAR. 31,   JUNE 30,   SEPT 30,   DEC. 31,   MAR. 31,
                                         1998       1998       1998       1998       1999
                                       --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Software licenses..................   $1,496     $1,661     $1,868     $2,181     $2,587
  Support services...................      125        168        221        288        419
                                        ------     ------     ------     ------     ------
     Total revenue...................    1,621      1,829      2,089      2,469      3,006
Cost of revenue......................      129        149        167        188        290
                                        ------     ------     ------     ------     ------
     Gross margin....................    1,492      1,680      1,922      2,281      2,716
                                        ------     ------     ------     ------     ------
Operating expenses:
  Research and development...........      456        512        639        604        639
  Sales and marketing................      720        800        877      1,245      1,506
  General and administrative.........      292        329        356        323        455
                                        ------     ------     ------     ------     ------
     Total operating expenses........    1,468      1,641      1,872      2,172      2,600
                                        ------     ------     ------     ------     ------
Income from operations...............       24         39         50        109        116
Other income, net....................        5          8          9          7        169
                                        ------     ------     ------     ------     ------
Income before income taxes...........       29         47         59        116        285
Income taxes.........................        3          6          7         16        107
                                        ------     ------     ------     ------     ------
Net income...........................   $   26     $   41     $   52     $  100     $  178
                                        ======     ======     ======     ======     ======

AS A PERCENTAGE OF TOTAL REVENUE:
Revenue:
  Software licenses..................     92.3%      90.8%      89.4%      88.3%      86.1%
  Support services...................      7.7        9.2       10.6       11.7       13.9
                                        ------     ------     ------     ------     ------
     Total revenue...................    100.0      100.0      100.0      100.0      100.0
Cost of revenue......................      8.0        8.1        8.0        7.6        9.7
                                        ------     ------     ------     ------     ------
     Gross margin....................     92.0       91.9       92.0       92.4       90.3
                                        ------     ------     ------     ------     ------
Operating expenses:
  Research and development...........     28.1       28.0       30.6       24.5       21.3
  Sales and marketing................     44.4       43.7       42.0       50.4       50.1
  General and administrative.........     18.0       18.0       17.0       13.1       15.1
                                        ------     ------     ------     ------     ------
     Total operating expenses........     90.5       89.7       89.6       88.0       86.5
                                        ------     ------     ------     ------     ------
Income from operations...............      1.5        2.2        2.4        4.4        3.8
Other income, net....................      0.3        0.4        0.4        0.3        5.7
                                        ------     ------     ------     ------     ------
Income before income taxes...........      1.8        2.6        2.8        4.7        9.5
Income taxes.........................      0.2        0.3        0.4        0.6        3.6
                                        ------     ------     ------     ------     ------
Net income...........................      1.6%       2.3%       2.4%       4.1%       5.9%
                                        ======     ======     ======     ======     ======

     During WebTrends' history, its operating results have varied on a quarterly basis and may fluctuate significantly in the future on a quarterly and annual basis as a result of a combination of factors. The second and third quarters of the year have been typically characterized by lower levels of revenue growth. This seasonal reduction in the rate of growth is due primarily to a general reduction in the amount and frequency of new sales in the European markets during the summer months. WebTrends expects this seasonality to continue, and it may result in lower revenue during those quarters. In addition to these seasonal fluctuations, factors that could cause WebTrends' quarterly operating results to fluctuate include:

     - The level of demand for our products;

     - The volume and timing of orders;

     - The level of product and price competition;

     - The ability to expand our domestic and international sales, and marketing organizations;

     - The ability to develop new and enhanced products;

     - The ability to attract and retain key technical, sales and managerial personnel;

     - The mix of distribution channels through which our products are sold;

     - The growth in the acceptance of, and activity on, the Internet, particularly by users within organizations;

     - The level of growth of intranets;

     - Customer budgets;

     - Foreign currency exchange rates; and

     - General economic factors.

     In addition, the amount of revenue associated with particular licenses can vary significantly based upon the number of products licensed and the number of devices involved in the installation. WebTrends establishes its expenditure levels for product development, sales and marketing and other operating expenses based, in large part, on its expected future revenue. WebTrends' expectations regarding future revenue may not be accurate. As a result, if revenues fall below expectations, operating results and net income are likely to be adversely and disproportionately affected because only a small portion of WebTrends' expenses vary with its revenue.

     WebTrends is also increasing its sales and marketing efforts focused on larger purchases by larger customers. Such transactions are generally more complex and may increase the length of WebTrends' average sales cycle. We anticipate that an increasing portion of our revenue could be derived from larger orders, in which case the timing of receipt and fulfillment of any such orders could cause fluctuations in our operating results, particularly on a quarterly basis.

     Due to the foregoing factors, WebTrends' operating results are difficult to forecast. We believe that period-to-period comparisons of our historical operating results are not meaningful and should not be relied upon as an indication of future performance. Also, our operating results may fall below our expectations and those of securities analysts or investors in some future quarter. In such event, the market price of our common stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

     WebTrends has financed its operations primarily with cash from operations, loans and capital contributions from shareholders, and the completion of its initial public offering in February 1999. As of March 31, 1999, we had working capital of approximately $35.4 million, compared to working capital of $221,000 at December 31, 1998.

     Net cash provided by operating activities was approximately $191,000 and $430,000 for the three months ended March 31, 1998 and 1999, respectively. Net cash provided by operating activities resulted primarily from profitable operations, higher credit card sales volume, and increased accrued liabilities and deferred revenues, partially offset by increased accounts receivable for the periods indicated.

     Net cash used by investing activities was approximately $64,000 and $6.5 million for the three months ended March 31, 1998 and 1999, respectively. Investing activities for the periods were primarily short-term investments and purchases of computer equipment and related software. At March 31, 1999, WebTrends had no material commitments for capital expenditures.

     Net cash provided by financing activities was approximately $0 and $35.6 million for the three months ended March 31, 1998 and 1999, respectively. Net cash provided by financing activities resulted from the completion of WebTrends' initial public offering and the exercise of employee stock options, partially offset by the repayment of loans made to WebTrends by its shareholders.

     As of March 31, 1999, WebTrends had approximately $36.8 million in cash, cash equivalents, and short-term investments and a $750,000 bank line of credit with a major financial institution. The line of credit expires on April 30, 1999 and we do not plan on renewing the line. Since our inception, we have significantly increased our operating expenses. We anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses and capital expenditures will constitute a material use of our cash resources. In addition, WebTrends may utilize cash resources to fund acquisitions or investments in businesses, technologies, or product lines that are complementary to its business. We believe that the net proceeds to us from this offering, together with our current cash and cash equivalents, and funds expected to be generated from operations, will satisfy our anticipated working capital and other cash requirements for at least the next 12 months.

IMPACT OF THE YEAR 2000 COMPUTER PROBLEM

     The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

STATE OF READINESS OF OUR PRODUCTS

     All new products introduced by WebTrends will be year 2000 compliant. We have been testing our existing products for use in the year 2000 and beyond. The results suggest that the following versions of our products, and later versions of such products, are year 2000 compliant:

     - AuditTrack v 3.2

     - SmartPass v1.09

     - WebTrends Log Analyzer v 4.0a

     - WebTrends Professional Suite v3.0a

     - WebTrends Enterprise Suite v3.0a

     - WebTrends Suite for Lotus Domino v2.0a

     - WebTrends for Firewalls and VPNs v1.0

     - WebTrends Security Analyzer v.2.0

     - WebTrends Enterprise Reporting Server for Solaris v1.0

     - WebTrends Enterprise Reporting Server for Linux v1.0

     However, our testing does not cover every possible computing environment. Accordingly, some customers may have year 2000 problems with products that WebTrends believes are year 2000 compliant.

     WebTrends' customers may be using older versions of the above products. Problems encountered by such customers could be quickly remedied because of the availability of year 2000 upgrades and updates for such products. In addition, WebTrends has not tested discontinued products that it no longer markets for year 2000 compliance, some of which might still be in use. These discontinued products are not widely deployed. WebTrends expects that any customers that materially rely on such discontinued products will test them for year 2000 compliance and notify WebTrends if there are problems. WebTrends' experience in developing year 2000 compliant versions of its existing products suggests that if it is required to correct year 2000 problems in such discontinued products, it could do so without incurring material expenses.

STATE OF READINESS OF OUR INTERNAL SYSTEMS

     WebTrends may be affected by year 2000 issues related to non-compliant internal systems developed by WebTrends or by third-party vendors. We have received assurances from our third-party vendors for all material systems in use by WebTrends that such systems are year 2000 compliant. WebTrends is not currently aware of any year 2000 problem relating to any of its internal, material systems. WebTrends plans to test all such systems for year 2000 compliance by June 30, 1999. We do not believe that we have any material systems that contain embedded chips that are not year 2000 compliant.

     WebTrends' internal operations and business are also dependent upon the computer-controlled systems of third parties such as suppliers, customers, and service providers. We believe that absent a systemic failure outside the control of WebTrends, such as a prolonged loss of electrical or telephone service, year 2000 problems at such third parties will not have a material impact on WebTrends. WebTrends has no contingency plan for systemic failures. WebTrends' contingency plan in the event of a non-systemic failure is to establish relationships with alternative suppliers or vendors to replace failed suppliers or vendors. Other than the previously described testing, and remedying problems identified by testing or from external sources, WebTrends has no other contingency plans or intention to create other contingency plans.

COST

     WebTrends does not separately track expenditures relating to year 2000 compliance. Such expenditures are primarily absorbed within WebTrends' development organization. Based on our overall development expenditures and the amount of time people in the organization are spending on year 2000 compliance, WebTrends believes that its spending on compliance to date has not been material. Furthermore, based on its experiences to date, and its assessment that all material internal systems and all currently marketed products are year 2000 compliant, WebTrends does not anticipate that costs associated with remediating WebTrends' non-compliant products or internal systems will be material.

RISKS

     Any failure of WebTrends to make our products year 2000 compliant could result in a decrease in sales of our products, an increase in allocation of resources to address year 2000 problems of our customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by WebTrends' customers due to such year 2000 problems. Failures of the internal systems of WebTrends could temporarily prevent us from processing orders, issuing invoices, and developing products, and could require us to devote significant resources to correcting such problems. Due to the general uncertainty inherent in the year 2000 computer problem, resulting from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our business, results of operations, and financial condition.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. This statement of position is effective for financial statements for fiscal years beginning after December 15, 1998. Adoption of this statement did not have a material impact on our financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 133, "Accounting for Derivative Instruments and Hedging Activities." This standard establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The standard also requires that changes in the derivatives' fair value be recognized currently in results of operations unless specific hedge accounting criteria are met. It is effective for fiscal years beginning after June 15, 1999. We do not expect it to have a material impact on our financial statements.

     In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9, Modification of Statement of Position 97-2, Software Revenue Recognition, With Respect to Certain Transactions. This statement of position amends Statement of Position 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in the statement of position. Under the residual method, revenue is recognized as follows:

          (1) the total fair value of undelivered elements, as indicated by vender specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of Statement of Position 97-2 and

          (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

     Statement of Position 98-9 is effective for fiscal years beginning after March 15, 1999. Also, the provisions of Statement of Position 97-2 that were deferred by Statement of Position 98-4 will continue to be deferred until the date Statement of Position 98-9 becomes effective. WebTrends is in the process of evaluating the impact of Statement of Position 98-9.

                                    BUSINESS

     The following Business Section contains forward-looking statements that involve risks and uncertainties. WebTrends' actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     WebTrends is a leading provider of enterprise management and reporting solutions for Internet-based systems. WebTrends offers organizations a comprehensive set of solutions that are integrated, scaleable, modular, and easy-to-use. Its enterprise management products facilitate analysis and reporting of:

     - Web site traffic: the number of visitors to a Web site, the timing of visits, and other related characteristics;

     - Web site quality: errors that prevent a Web site's content from being displayed properly or efficiently;

     - Internet advertising campaigns: the number of visitors drawn to your Web site by particular Internet advertisements;

     - Web site content: information specific to particular Web site pages, such as the most popular pages on your Web site;

     - usage patterns: the order in which visitors see the pages on your Web site, and the Web sites most visited by an organization's employees;

     - e-commerce activities: information relating to the volume of business driven by your Web site, such as the number of visitors to a Web site's order entry page;

     - return on investment: information relating to revenues and profits generated or costs saved from specific Internet expenditures; and

     - security: security vulnerabilities for Internet servers and other Internet devices and recommended fixes.

     WebTrends' solutions also help organizations manage their Internet infrastructure by providing valuable information about firewall activity and virtual private networks, as well as capacity requirements for the organization's computers and bandwidth requirements for the organization's communications lines. Our products have been specifically designed to enable organizations to centrally manage and administer multiple Internet-based systems across the enterprise regardless of the quantity or geographic locations of servers supporting those systems.

INDUSTRY BACKGROUND

EXPLOSIVE GROWTH OF THE INTERNET

     The Internet has grown in less than a decade from a limited research tool to a global network consisting of millions of computers and users. The Internet is expected to continue to grow rapidly. We estimate that the number of Internet users worldwide will grow from approximately 69 million in 1997 to 320 million in 2002. The U.S. Department of Commerce estimates that Internet traffic doubles every 100 days. The number of Internet Web sites is also growing rapidly. The number of Web sites detected by the Netcraft Web Server Survey increased from approximately 1.0 million in April 1997 to approximately

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

2.2 million in April 1998, and to over 5.0 million in April 1999, reflecting annual growth exceeding 100%. Network Solutions, Inc., which estimates that it holds a 75% worldwide market share in domain name registrations, registered over
1.9 million new domains in 1998, nearly double the previous year.

     The growth of the Internet is primarily attributable to its value as a low-cost, open, and ubiquitous platform for communications and commerce. As a result of these attributes, organizations are increasingly embracing the Internet as a critical platform for communicating with key constituents and conducting business. Internally, many organizations have adopted Internet-based systems to facilitate communications among employees and to automate internal business processes. Many organizations are adding Web-based applications to increase sales, cut costs, and improve customer service. Customer-centric applications range from Web sites offering electronic brochures, to electronic acquisition of goods and services, and automated customer service and support. Organizations are making large investments in these applications to create meaningful and attractively presented content that informs, entertains, and communicates. Emerging applications now enable organizations to attract customers and build customer loyalty by offering dynamic, personalized content. Web-based applications for suppliers and distributors have also significantly improved business-to-business procurement, payment systems, and logistics planning. Entirely new businesses have emerged that have been developed specifically to exploit the unique characteristics of the Internet and e-commerce. We estimate that the volume of Internet commerce will increase from approximately $12 billion in 1997 to over $400 billion in 2002.

     Advertising revenue has also played an important role in the growth of the Internet. Attracted by increasing numbers of users, Internet-based businesses have developed that are supported primarily by advertising revenue. Traditional businesses have also realized incremental advertising spending from their Web sites. We estimate that Internet advertising spending will grow from $1.9 billion in 1998 to $7.7 billion in 2002.

GROWTH OF INTERNET TECHNOLOGY, CONTENT, AND INFRASTRUCTURE

     Organizations are supporting their Internet-based systems by investing heavily in technology, content, and infrastructure. Forrester Research estimates that spending on software and services for e-commerce alone will exceed $5.6 billion in 1998 and $35 billion by 2002. The creation of Internet content continues to grow rapidly by any measure. For example, we estimate that the number of Web pages will increase from 829 million in 1998 to 7.7 billion in 2002. The Internet uses Web and specialized servers for different tasks and forms of communications. For example, specialized servers are used for Web browsing, mail, chat, news groups, file transfers, and audio and video streaming. A measure of the growth of the Internet infrastructure is the number of Web and other Internet servers that are installed. These servers are programs that respond to requests for information and manage data from back-end computing resources. We estimate that the number of Web and other Internet servers installed will grow from approximately 6.3 million in 1998 to nearly 12 million in the year 2002.

     Two other important components of the Internet infrastructure are proxy servers and firewalls, which are network computers that are used to improve the performance of information gathering and to prevent unauthorized access to network resources, respectively. Firewalls are also used to implement virtual private networks. We expect the worldwide firewall market to grow from approximately $353 million in 1997 to $1.2 billion by the year 2000.

NEED FOR ENTERPRISE MANAGEMENT AND REPORTING SOLUTIONS FOR INTERNET-BASED
SYSTEMS

     As organizations have increased their reliance on the Internet, their fundamental challenge has been to ensure that their investments in Internet technology, content, and infrastructure are furthering their strategic goals. These organizations are increasingly looking for management and reporting solutions that track and control the effectiveness of their Internet-based systems by optimizing Internet advertising, measuring return on investment, monitoring performance, and determining usage patterns. Specifically, organizations need to track and optimize a user's experience on the organization's Internet sites, whether it be an employee, customer, or business partner. Organizations also must manage their investments in Internet advertising.

     Without effective management and reporting, Internet-based systems are unlikely to fulfill their strategic missions. Many Web sites do not provide enough information and suffer from reliability problems and quality issues, such as broken links and failed functions. A 1997 survey from InfoWeek/Ernst & Young revealed a significant increase in security threats and insufficient resources to monitor network security.

     For management to optimize the effectiveness and value of Internet-based systems, such systems must fulfill the business needs of the critical functional areas within the organization. Examples include:

     - EXECUTIVE MANAGEMENT. How successful is the implementation of our Internet strategy? What is the return on investment?

     - MARKETING AND SALES. Which Web site visitors are purchasing our products and services? Is our advertising effective in bringing qualified prospects to our Web site?

     - INFORMATION TECHNOLOGY. Is our existing Internet infrastructure secure and does it have sufficient capacity? Are we providing reports to functional managers that enable them to effectively manage our Internet investment?

     - CUSTOMER SERVICE. Has our Web site reduced the volume and duration of telephone support calls? What are the most common support issues?

     - FINANCE. Are we allocating Internet-related expenditures correctly? How is our Internet strategy affecting employee productivity?

     Despite the widespread need for comprehensive, scaleable, and easy-to-use management and reporting solutions for Internet-based systems, there have been no solutions offering all of these capabilities. Several companies offer reporting and management tools designed for previous generations of computer networks that are still widely deployed. These traditional network management tools, however, are not designed specifically for the Internet and do not allow business managers to analyze Internet-specific activities and content effectively, increasing the likelihood that Internet investments will be misallocated. Another approach is to develop a custom application to analyze Internet data or to port Internet data to a database management system that can generate reports from user queries. These custom applications and database query tools, however, are not cost-effective solutions because of the volume and complexity of the underlying data. The few Internet tools available are typically limited to particular needs, such as traffic analysis, security analysis, or quality analysis. Furthermore, stand-alone tools for traffic analysis are prohibitively expensive, yet do not scale to high volume Web sites. In addition, piecing together individual tools from different vendors for traffic analysis, security analysis, quality control, and other management functions into a complete solution is expensive, difficult to manage, and results in a confusing array of inconsistent user interfaces and report formats.

THE WEBTRENDS SOLUTION

     WebTrends offers a comprehensive solution of integrated, scaleable, and modular software products that enable organizations to cost-effectively manage and report on their Internet-based systems. Our enterprise management products facilitate analysis and reporting of Web site traffic, quality, content, usage, and e-commerce activities, as well as returns on investments from Internet-based systems and Internet advertising campaigns. WebTrends' solutions also help organizations manage their Internet infrastructure by providing valuable information about firewall activity, virtual private networks, and security vulnerabilities, as well as capacity and bandwidth requirements.

     The WebTrends solution has the following key benefits:

     Comprehensive Solution. WebTrends' products provide a comprehensive solution to important Internet management needs. As Internet technology has evolved and additional management requirements have become apparent, our modular architecture has enabled us to rapidly develop additional products and product enhancements to meet customer needs.

     Centralized Management. The WebTrends solution enables organizations to centrally manage and administer multiple Internet-based systems across the enterprise regardless of the quantity or geographic locations of servers supporting those systems. WebTrends' products analyze data from servers that run in numerous operating environments, including UNIX, Windows NT, NetWare, and others. Organizations can also use WebTrends' products to manage Web sites hosted by third parties such as Internet service providers.

     Scaleability and Performance. The WebTrends solution is capable of managing and reporting on high-traffic and distributed Internet-based systems. The WebTrends solution is designed to scale to the following environments:

     - A single system hosting up to 500 Web sites.

     - One Internet server spread across a 50-server cluster.

     - One Internet server or firewall generating over 40 million hits per day.

     - One Internet server or firewall generating log files exceeding 10 gigabytes per day.

     - One Internet server or firewall consisting of tens of thousands of Web pages.

     WebTrends' products are designed to produce results quickly. For example, server logs can be analyzed in real time while transactions are being processed. In addition, results of traffic analyses can be stored using WebTrends' FastTrends caching technology, allowing customers to perform further analyses or reorganize results quickly.

     Comprehensive and Flexible Reporting. Each WebTrends product produces dozens of reports that can be customized for format and content. Reports can be generated as Web pages for on-line browsing or in Microsoft Word or other formats for professional-looking printed output.

     Ease of Use and Installation. WebTrends' solutions have features that make them easy to use, including fast installation, automatic detection of data sources such as server logs, and an award-winning user-interface consistent across all products. These features permit WebTrends' solutions to be used throughout an organization by marketing, sales, and financial managers, as well as Webmasters and other IT professionals.

     Open and Flexible. WebTrends' solutions are designed to integrate with other systems. Data can be analyzed from numerous Internet system components developed by dozens of vendors. Results can be exported to either our FastTrends cache or most

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

database management systems. Internet service providers can use the WebTrends Internet service providers application programming interface to automate configuration for their own customers. Independent software developers can develop their own applications as cartridges that interface with the WebTrends framework.

STRATEGY

     WebTrends' objectives are to continue to lead and expand the market for enterprise management and reporting solutions for Internet-based systems. Key strategies to achieving these objectives include:

     Leverage Market Leadership to Build Brand Awareness. WebTrends believes it is the leading provider of enterprise management and reporting solutions for Internet-based systems. WebTrends has been able to accomplish this by being the first company to market a solution combining Web site traffic analysis -- a market in which WebTrends is the leader with almost three times the share of its next closest competitor according to a March 1998 International Data Corporation report -- with a variety of other products that enable organizations to manage several critical aspects of their Internet investments, such as firewall activity and virtual private networks. Fundamental to WebTrends' strategy has been its belief that enterprise management and reporting solutions for Internet-based systems require broad, integrated solutions that track not just Internet traffic, but also quality, performance, and security. Thus, WebTrends has, and will continue to, leverage its market leadership to offer additional traffic analysis, security, e-commerce management, and other new products that enable organizations to manage the evolving needs of their Internet-based systems.

     Offer Comprehensive Internet Management Solutions. WebTrends intends to reinforce and aggressively market its existing position as the only vendor offering a comprehensive set of solutions for important Internet management needs. We believe that individuals within an organization making purchase decisions for Internet management and reporting solutions prefer a set of solutions that offer consistent features for installation, reporting format, user interface, and scaleability. We introduced our Enterprise and Professional Suites in 1997, our Server Cluster Add-on and Lotus Domino Suite in 1998, our Security Analyzer in January 1999, our Reporting Server for Solaris and Linux in March and April 1999, respectively, and we plan to introduce the CommerceTrends Add-on in the second quarter of 1999. We intend to continue to develop new features and products to meet the additional management demands that will arise as Internet usage and technologies evolve.

     Address Needs of Both IT Professionals and Other Business Managers. In addition to marketing our products to IT professionals on the basis of performance and technical capabilities, our strategy is to market directly to the needs of business managers in such departments as sales and marketing, customer service, finances, and human resources. WebTrends' products enable these managers to make informed enterprise-wide management decisions. At the same time, we market our products as the preferred solution for the IT professional to not only manage essential Internet issues such as network bandwidth, navigation, capacity, quality assurance, system availability, and security, but also increasingly to provide vital information to other managers across the enterprise.

     Exploit Architecture to Expand Product Line for Evolving Internet
Systems. Our extensible, modular product architecture significantly reduces the design cycle, allowing us to bring new products and features to market on a frequent, timely basis. This strategy is critical because WebTrends must continue to provide management solutions for evolving Internet technologies. Since the introduction of our original Web site traffic analysis product in 1996, we have introduced seven additional product offerings, with an additional offering scheduled for introduction no later than June 1999.

     Aggressively Expand Channels and Geographic Scope of Sales. To increase the distribution and visibility of its products, WebTrends intends to continue to expand its domestic and international sales capabilities. We anticipate adding telesales and on-line sales resources and augmenting our field sales staffing and locations. We also intend to invest significant efforts in further developing our indirect channels with key value-added resellers, distributors, resellers, original equipment manufacturers, Internet service providers, and other channel partners in both domestic and international markets.

     Continue to Offer Scaleable Solutions that Address All Segments of WebTrends' Market. WebTrends intends to reinforce its image as the leading provider of enterprise management and reporting solutions of Internet systems by continuing to offer a wide range of product choices and suite configurations at price points appropriate to the resources and requirements of a broad spectrum of business users. The speed, utility, and scaleability of WebTrends' products make them appropriate for the enterprise management and reporting needs of the largest Internet systems. Customers include large organizations managing networks of hundreds of servers as well as Internet service providers providing hosted Internet resource management to thousands of customers. In addition, WebTrends has provided its solutions to organizations that require information management for specific high-traffic Internet events such as NASA's Web site for the John Glenn shuttle mission that received over seven million hits on its most active day. All of these customers look to WebTrends' solutions for their ability to scale to the demands of large volumes of Internet users. At the same time, the price/performance attributes of WebTrends' products make them affordable and appropriate solutions for business users with more modest system requirements.

     Invest in Technology to Maintain Leadership and Product
Performance. WebTrends believes that its customers purchase its solutions primarily due to their superior performance characteristics. WebTrends' existing products offer superior reliability, high speed relative to other available solutions, a broad array of information reporting and analysis choices, and the ability to scale up to very high traffic requirements. We believe that the reputation of our existing products for performance will facilitate acceptance of additional products into our market. We intend to continue to devote substantial resources to the enhancement of our existing solutions and the development of new products as the demands of our market evolve.

PRODUCTS AND SERVICES

     WebTrends markets management suites, as well as stand-alone products for traffic analysis, security analysis, and firewall management.

MANAGEMENT SUITES AND TRAFFIC ANALYSIS

     WebTrends Professional Suite. WebTrends Professional Suite is an integrated enterprise solution that manages and reports on an organization's important Internet-related functions. The suite bundles together four related applications, called cartridges:

     1. Web Site Traffic Analysis: The Web Site Traffic Analysis cartridge analyzes log files created by Web servers to provide valuable information concerning the site and the users that visit it. It is compatible with all significant Web servers and can analyze server log files that were created by the same computer running the WebTrends software, or that were created on remotely located computers. The Web Site Traffic Analysis cartridge can produce separate analyses for each of multiple Web sites that share a single Web server. Traffic analysis reports answer questions such as:

     - How many qualified prospects are being drawn to the Web site by an advertising campaign?

     - Which search engines and portals are referring qualified prospects to the Web site?

     - Which pages are most popular? What changes can be made to the Web site to make the most popular pages easy to find?

     - How can the appearance of the Web site be improved in light of the most frequently used browsers and access speeds of our visitors?

     2. Proxy Server Traffic Analysis: The Proxy Server Traffic Analysis cartridge enables real-time analysis of employee Internet usage. Proxy server traffic analysis reports answer questions such as:

     - What Web sites provide useful information to employees?

     - Which employees use the most resources?

     - How much time do employees spend browsing Web sites that are unrelated to their work?

     3. Link Analysis and Quality Control: The Link Analysis and Quality Control cartridge detects broken links and other quality related problems on Web sites. Link analysis and quality control reports answer questions such as:

     - Does my Web site contain links to nonexistent Web pages?

     - Which Web pages are slow to load in a browser?

     - Does the Web site include duplicative images?

     4. Monitoring, Alerting, and Recovery: The Monitoring, Alerting, and Recovery cartridge monitors devices such as servers, routers and databases, and both issues alerts by e-mail or pager and runs automatic recovery routines when failures are detected. Monitoring, alerting, and recovery reports answer questions such as:

     - What is the total downtime of our Internet-based system?

     - Which components in our Internet-based system have experienced the greatest number of failures?

     WebTrends Enterprise Suite. The WebTrends Enterprise Suite adds advanced capabilities to the WebTrends Professional Suite. The WebTrends Enterprise Suite includes DBTrends technology. DBTrends allows an IT professional to integrate Web traffic analysis results with data from the organization's existing databases for custom analysis of e-commerce and other advanced applications. The WebTrends Enterprise Suite also permits WebTrends analyses to be exported to most database management systems for archiving and historical analyses. WebTrends Enterprise Suite also includes the WebTrends Streaming Media cartridge which reports on traffic of audio and video servers available from RealNetworks, Inc. and Microsoft. Reports from this cartridge identify the number of streams requested, the connection speeds for browsers, and the most popular streamed content.

     WebTrends Log Analyzer. The WebTrends Log Analyzer is a stand-alone product that provides all of the capabilities of the Web Site Traffic Analysis cartridge included in the WebTrends suites. The WebTrends Log Analyzer was our first product for managing Internet-based systems and is a popular choice for organizations that require an inexpensive, feature-rich solution for traffic analysis.

     WebTrends Enterprise Reporting Server for Solaris and Linux. The WebTrends Enterprise Reporting Server is a Web site traffic analysis solution that runs on two versions of the UNIX computer operating system, namely Solaris, marketed by Sun Microsystems, and Linux. It is designed to serve the needs of Internet service providers and enterprise customers by allowing multiple users concurrent, remote management and access to reports via Web browsers residing on any Windows, UNIX, or Macintosh client.

     WebTrends Server Cluster Add-on. The WebTrends Server Cluster Add-on enables the WebTrends Enterprise Suite to analyze multiple log files created by Web servers in a cluster -- a group of Web servers cooperating to provide high bandwidth and reliable access to a single Web site -- automatically reconstructing the correct time of arrival for each and every hit, to produce accurate Web traffic analysis reports. The WebTrends Server Cluster Add-on also reports how well the load is balanced across the servers in the cluster and how well a redirector device is distributing requests to servers that are installed in different geographic locations.

     WebTrends Suite for Lotus Domino. The WebTrends Suite for Lotus Domino contains the functionality of the cartridges of the WebTrends Professional Suite, with each cartridge customized for the Lotus Domino Web server environment.

     WebTrends CommerceTrends Add-on. The WebTrends CommerceTrends Add-on helps organizations manage their e-commerce and on-line advertising activities. The WebTrends CommerceTrends Add-on creates a profile of an organization's Internet-based advertising campaigns and expenditures and assigns a monetary value for individual Web site visitors by analyzing their activity and their interest in specific products or services. The Add-on supplements the existing capabilities of WebTrends Enterprise Suite relating to return on investment reporting by using the profile and traffic data to calculate the organization's return on investment from each advertisement, allowing the organization to make more effective advertising investments.

     The WebTrends CommerceTrends Add-on is currently in development. A prototype of the product has been developed, but has not been released to internal testers. It is expected to be released as an add-on product to the WebTrends Enterprise Suite during the second quarter of 1999. WebTrends does not expect the remaining development to consume a material amount of resources. Aside from its prospectuses and discussions relating to its prospectuses, WebTrends has not publicized this product.

SECURITY AND FIREWALL MANAGEMENT

     WebTrends for Firewalls and VPNs. WebTrends for Firewalls and VPNs is an enterprise management solution that provides information that enables organizations to manage bandwidth usage, security, employee usage of Web sites outside of the firewall, and traffic originating from outside the firewall. WebTrends for Firewalls and VPNs is compatible with firewall products from all of the leading firewall vendors including Check Point Software Technologies, Inc., Cisco Systems, Inc., Lucent Technologies Inc., and Network Associates. Firewall and VPN reports answer questions such as:

     - Have hackers tried to breach our security?

     - Does my Internet-based system have sufficient memory and disk capacity and communications bandwidth to service current traffic volume?

     - What errors are occurring during user sessions?

     - Which employees and departments use the most resources?

     WebTrends Security Analyzer. The WebTrends Security Analyzer helps secure Internet servers and other Internet devices by detecting security vulnerabilities and recommending fixes that decrease the likelihood of intrusions by hackers. An AutoSync capability updates the WebTrends Security Analyzer as system vendors discover new vulnerabilities. As part of the Microsoft Security Partners Program, WebTrends is able to quickly integrate tests into WebTrends Security Analyzer to address Microsoft Security Advisories relating to vulnerabilities in Microsoft Windows 95, Windows 98 and Windows NT-based networks. WebTrends offers Professional and Enterprise versions of this product as well as versions tailored for security consultants.

WEBTRENDS NETWORK PORTAL

     The WebTrends Network is an Internet portal site for Internet professionals. A prototype has been developed and is available to the public on a test basis at the Web site www.webtrends.net. The WebTrends Network will provide a wide variety of product and industry information, software products and resources, discussion forums, and other content related to building and managing Web sites. The majority of the content is provided through partnerships with leading Internet content providers. The portal is an important part of WebTrends' strategy to build brand awareness, deliver Internet management solutions, and service the needs of Internet professionals. The portal is designed to attract both existing WebTrends' customers interested in staying current with changes and trends on the Internet, and potential new WebTrends' customers, who, in addition to the content, are provided on-line management features along with an opportunity to purchase WebTrends' products.

AUDITTRACK

     When WebTrends was founded in 1993, its business plan was to develop solutions for managing Novell networks. WebTrends continues to sell, support, and enhance AuditTrack, a solution for auditing activity on Novell network servers.

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

AWARDS

     WebTrends' products have received over 25 industry awards including the following:
--------------------------------------------------------------------------------

AWARD                      PRODUCT      DATE AWARDED                    DESCRIPTION
---------------------------------------------------------------------------------------------------
 Network World's Blue     WebTrends    December 1998     Received top score (8.45 out of 10.00
   Ribbon Award           Enterprise                     possible) of three Web management tools
                          Suite 3.0                      tested. Score was a weighted average of
                                                         scores in the following categories:
                                                         monitoring and alerting, site quality
                                                         analysis; log file analysis; user
                                                         interface; installation; and
                                                         documentation.
---------------------------------------------------------------------------------------------------
 Network Computing        WebTrends    November 1998     Received top score (4.40 out of 5.00
   Editor's Choice Award  Enterprise                     possible) of 5 Web site management suites
                          Suite 2.1                      tested. Score was a weighted average of
                                                         scores in the following categories:
                                                         analysis; reporting; ease of use;
                                                         performance; and price.
---------------------------------------------------------------------------------------------------
 Finalist, PC Computing   WebTrends    November 1998     One of two runners up among Internet site
   1998 MVP Award         Professional                   management products.
                          Suite 2.1
---------------------------------------------------------------------------------------------------
 Internet Commerce Expo,  WebTrends    September 1998    Awarded for achievement in the product
   Best of Class          Professional                   category of analysis/performance,
                          Suite                          networking and other services.
---------------------------------------------------------------------------------------------------
 PC Magazine Editor's     WebTrends    March 1998        Received highest ranking for ease of use
   Choice                 Log                            and second highest ranking for power out
                          Analyzer                       of 11 Web site analysis tools considered.
                          4.0                            Evaluation was in the following
                                                         categories: installation; importing log
                                                         files; generating reports; and analysis
                                                         aids.
---------------------------------------------------------------------------------------------------
 VAR Business Magazine,   WebTrends    January 1998      One of two products to receive top overall
   VAR Business           Professional                   ranking of "A" out of 7 Web site
   Recommends             Suite                          management tools considered. Evaluation
                                                         was in the following categories: ease of
                                                         installation; ease of use; site
                                                         management; site tracking; reports; and
                                                         VAR program.
---------------------------------------------------------------------------------------------------
 Software Publisher's     WebTrends    January 1998      One of five runners up in the category of
   Association CODIE      Professional                   best enterprise management Tools and only
   Award Finalist for     Suite                          Web site management product to be so
   Best Enterprise                                       recognized.
   Management Tools
---------------------------------------------------------------------------------------------------
 ZDNet Editor's Choice    WebTrends    December 1997     Both products received highest possible
   (Five Star Rating)     Log                            rating.
                          Analyzer
                          4.0 and
                          WebTrends
                          Professional
                          Suite 1.0
---------------------------------------------------------------------------------------------------

LICENSING AND PRICING

     All of WebTrends' products are licensed for use and are priced to be affordable to both large and small organizations. In general, WebTrends' products are licensed to be run on a single computer. WebTrends offers customers who license its products the option to purchase one-year subscriptions that permit users to download all new versions of the licensed product during the subscription period. Subscriptions are generally priced at 20% of the license fee. Changes to its pricing and licensing policies are periodically made as a result of competitive conditions and other factors. The following table lists end-user product prices as of April 1, 1999 (upgrade pricing and shipping and handling charges not shown). WebTrends offers reseller discounts, volume discounts, and occasional promotional pricing.

-----------------------------------------------------------------------------------------------------
PRODUCTS                                       SCOPE                         U.S.      INTRODUCTION
                                                                             LIST          DATE
                                                                            PRICE
-----------------------------------------------------------------------------------------------------
 MANAGEMENT SUITES AND TRAFFIC ANALYSIS
-----------------------------------------------------------------------------------------------------
 WebTrends Enterprise Suite                    500 virtual domains         $1,499     September 1997
 - Server Cluster Add-On                       Each additional server      $  999     August 1998
 - CommerceTrends Add-on                       TBD*                          TBD*     2nd Qtr. 1999
-----------------------------------------------------------------------------------------------------
 WebTrends Professional Suite                  100 virtual domains         $  599     November 1997
-----------------------------------------------------------------------------------------------------
 WebTrends Log Analyzer                        50 virtual domains          $  399     February 1996
-----------------------------------------------------------------------------------------------------
 WebTrends Enterprise Reporting Server for                                 $4,999     March 1999
 Solaris                                       Each additional server      $2,999
                                               Each additional client      $  499
-----------------------------------------------------------------------------------------------------
 WebTrends Enterprise Reporting Server for                                 $1,499     April 1999
   Linux                                       Each additional server      $  999
                                               Each additional client      $  499
-----------------------------------------------------------------------------------------------------
 WebTrends Suite for Lotus Domino              500 virtual domains         $  999     May 1998
-----------------------------------------------------------------------------------------------------
 SECURITY AND FIREWALL MANAGEMENT
-----------------------------------------------------------------------------------------------------
 WebTrends for Firewalls and VPNs              Each firewall               $1,499     June 1998
-----------------------------------------------------------------------------------------------------
 WebTrends Security Analyzer                   255 IP Addresses            $1,499     January 1999
                                               Unlimited IP Addresses      $4,999
-----------------------------------------------------------------------------------------------------

-------------------------
* To Be Determined

PRODUCT ARCHITECTURE AND TECHNOLOGY

     The focus of product development at WebTrends is to bring new products as well as new versions of existing products to market quickly in order to keep pace with the rapid evolution of Internet technologies and increasing customer demands. WebTrends devotes a substantial portion of its resources to developing new products. Research and development expenses were approximately $403,000 in 1996, $1.1 million in 1997, and $2.2 million in 1998. Research and development expenses were approximately $639,000 for the three months ended March 31, 1999. WebTrends has recruited a product development team experienced in bringing quality products to market on-time. As of March 31, 1999, our product development team consisted of 29 employees with responsibilities that include software engineering, quality assurance, and technical writing. This team is currently developing new versions of most of the existing products as well as a new add-on for analyzing e-commerce and on-line advertising activities.

LOGO

     WebTrends' product architecture and technologies, as shown in the above diagram, provide significant competitive advantages. The architecture consists of application cartridges atop a shared foundation of base technologies. The application cartridges request services from the foundation, where most of the programming code is located, through an interface layer. This shared foundation shortens the product development cycle because the shared components do not have to be redeveloped for each new application cartridge. In addition, enhancements to the foundation, such as improving the speed of the report generator, benefit all cartridges.

     Some of the important base technologies are:

     Scheduler. The Scheduler automatically runs analyses and reports at specified times and intervals, without the presence of an operator.

     User-Interface Framework. WebTrends improves the usability of its products by presenting a consistent look and feel to the end-user.

     Reporting Engine. WebTrends' Reporting Engine permits customers to customize the reports generated by the application cartridges. In addition, many reports can be generated in HTML, which stands for hypertext marked language, a computer language used to specify how a Web browser should display a Web page, Microsoft Word, Microsoft Excel, and other standard formats.

     Language Editor. A language editor is built into the products that facilitates customizing the product for international use.

     WebTrends has numerous additional technologies and product features, including the following:

     Direct Analysis of Server Logs. WebTrends' products can analyze server logs as they are created or at scheduled times. In either case, the server logs are read and analyzed in a single pass. WebTrends believes that the alternative approach of first importing the log data into a database management system and then analyzing the data is slow and costly.

     FastTrends Cache. The FastTrends technology stores the results of an analysis, allowing customers to quickly perform further analysis or reorganize the results in meaningful ways. FastTrends contributes to the scaleability of WebTrends' products by efficiently handling large amounts of data.

     64-bit Technology. WebTrends has implemented 64-bit technology to permit its products to analyze log files containing more than four gigabytes of data. WebTrends' products are compiled to run on 32-bit processors.

     Standard Programming Languages. WebTrends' engineers develop software using C and C++ programming languages to produce fast, scaleable products. Standard programming languages also ease porting the technology to new operating environments.

     Remote Analysis. WebTrends' products need not reside on the server being analyzed. Server logs can be exported to the system where the product resides or can be remotely accessed.

     Compatibility with Database Management Systems. WebTrends' products can obtain data from databases that are compatible with the popular Open DataBase Connectivity standard. In addition, the results of analyses can be exported to such databases.

     Information Gathering. WebTrends' products use an electronic product registration form to collect detailed customer information. The products also have a customer feedback feature that encourages customers to communicate with WebTrends. Information from both of these sources is used for sales leads and as input for the next round of product upgrades and improvements.

SERVICES AND SUPPORT

     WebTrends provides technical support to its registered users by telephone, e-mail, and on its Web site. Products are easy to install and use, and WebTrends also maintains an extensive database of support information on its Web site, all of which enables the support organization to operate efficiently and increases customer loyalty and satisfaction.

     We intend to continue to enhance our services capabilities. Our recently-formed professional services organization provides end-user implementation and training, certification and training for third-party service providers and resellers, and management and reporting for high-traffic Internet events and seminars. We also rely on value-added resellers and Internet service providers that distribute and promote our products to provide similar services.

CUSTOMERS

     As of March 31, 1999, WebTrends had licensed over 60,000 products to over 25,000 customers. Some of our customers are Internet-based businesses that were specifically formed to take advantage of emerging Internet opportunities. However, the bulk of our customers are traditional companies from all segments of the economy that are developing new applications and porting existing applications to the Internet. WebTrends' products are used by over one-third of the Fortune 500, but are also affordable to small organizations.

     An important customer segment is Internet service providers that sell Web site hosting services. Several of these Internet service providers use WebTrends' products to perform WebTrends' analyses on their customers' Web sites as an added service. Some of the Internet service providers' own customers have become WebTrends' customers to do more sophisticated analyses in-house or to analyze other in-house Internet servers.

Representative customers include:

TECHNOLOGY
Cisco Systems
Compaq Computer
Dell Computer
EDS
Hewlett-Packard
IBM
Intel
Siemens
INTERNET SERVICE PROVIDERS
@Home
Cable and Wireless
DIGEX
NETCOM
Prodigy
PSINet
Verio
INTERNET COMPANIES
broadcast.com
InfoSeek
Netscape
Peapod
USWeb
UUNet
ZDNet

TELECOMMUNICATIONS
AT&T
Ameritech
Bell Atlantic
British Telecom
Comcast
GTE
MEDIA
BBC
Dow Jones & Company
NBC
Playboy Enterprises
Washington Post
FINANCIAL SERVICES
American Express
BankAmerica
Chase Manhattan
Dun and Bradstreet
Union Bank

PUBLIC SECTOR
City of San Jose
NASA
University of Illinois
U.S. House of Representatives
U.S. Dept. of Labor
U.S. Air Force
MANUFACTURING
Boeing
Caterpillar
DaimlerChrysler
Eastman-Kodak
Ford Motor Co.
Pharmacia & Upjohn
TRANSPORTATION
Air New Zealand
Alaska Airlines
American Airlines
Greyhound Lines
KLM Royal Dutch Airlines

CASE STUDIES

DIGEX Incorporated -- Internet Service Provider Managing Web Sites for its Customers

     DIGEX is a leading national Internet carrier that hosts and manages hundreds of Web sites and firewalls for companies including America's Health Network and Nike. DIGEX derives competitive advantage from its sophisticated Web site management organization that includes 250 employees.

     In August 1997, DIGEX initiated an engineering effort to evaluate Web site reporting and analysis solutions to provide management reports to its customers. After running a full battery of tests and comparing several competing traffic analysis solutions, DIGEX decided to standardize on a single traffic analysis software package to avoid the difficulties and expense in providing world-class support on a variety of different applications.

     DIGEX selected WebTrends' products because of their industry-leading functionality, high quality, attractive prices, and ease of use. WebTrends' support for server clusters and ability to perform with little to no demand on the Web servers during peak hours were also critical. For example, the WebTrends Log Analyzer generates reports between 1 a.m. and 2 a.m. daily for one of DIGEX's largest customers whose site runs on a cluster of nine Web servers each producing a 200 megabyte log file each day.

     DIGEX cites three key benefits from its use of WebTrends' products:

     - Increased Customer Satisfaction: DIGEX is experiencing improved customer retention because customers are more satisfied with their overall hosting solution.

     - Reduced Cost: DIGEX estimates that it is saving $200,000 per year, compared to when it was supporting multiple reporting packages.

     - Increased Competitiveness: DIGEX's ability to deliver industry-leading reporting functionality provides a competitive advantage over Web-hosting competitors.

     Since standardizing on WebTrends, DIGEX has installed hundreds of copies of WebTrends' products.

Cable & Wireless USA -- Internet Service Provider Keeping Up With Customer
Demands

     Cable & Wireless owns and operates one of the world's premier Internet networks. Its Internet Solutions Center manages mission-critical Web sites for hundreds of global corporations. In May 1998, after extensive testing and evaluation of off-the-shelf packages, the Internet Solutions Center decided to replace its internally developed management applications with the WebTrends Enterprise Suite. WebTrends Enterprise Suite met all of the Internet Solutions Center's evaluation criteria including maintaining all of the existing functionality of the internally developed applications and handling its largest Web sites reliably.

     The Internet Solutions Center installed WebTrends Enterprise Suite onto numerous processing servers dedicated to running WebTrends software. Log files from hundreds of Web Sites are moved to these processing servers each night by 2 a.m. The WebTrends Enterprise Suite automatically detects the type of each log file, then creates up to 33 reports for each Web site, processing approximately three gigabytes of data. By morning, daily and month-to-date reports are created for every customer and are available on a reporting server via a Web browser.

     Cable & Wireless has seen three clear benefits from the WebTrends solution:

     - Increased Customer Satisfaction: Cable & Wireless customers are receiving the reports they need, on a timely basis, to manage their businesses. Requests to Cable & Wireless from its customers for customized reports have significantly decreased.

     - Lowered Operating Cost: Operational support effort has been reduced from about 25 hours per week to about 10 hours per week, saving about $30,000 annually.

     - Eliminated Development Costs: Two software developers who were developing enhancements to the Internet Solutions Center's internally-developed management software have been redeployed, saving about $200,000 annually.

Pharmacia & Upjohn -- Managing a Global Intranet

     Pharmacia & Upjohn is a pharmaceutical and healthcare company with offices in 54 countries and over 30,000 employees. Pharmacia & Upjohn used Internet technology to develop an internal use network for communication of company information and news that generates over 13 million hits per month to 400,000 Web pages housed on 50 geographically dispersed servers. Using WebTrends Professional Suite, Pharmacia & Upjohn's Webmaster analyzes and monitors the entire worldwide network from a single workstation in his office. Analyses are scheduled for automatic execution and the reports are made available on the network where they are regularly reviewed by 50 to 100 managers. The WebTrends solution has benefited Pharmacia & Upjohn in the following ways:

     - Improved Design: Frequently accessed information has been made easier to find. Certain low-traffic pages have been deleted.

     - Increased Availability: E-mail messages or pager messages are automatically sent when a server is down, reducing recovery delays.

     - Facilitates Capacity Planning: Overall usage trends permit Pharmacia & Upjohn to anticipate needs and upgrade servers and communications facilities before network performance degrades.

     - Reduced Overhead: The WebTrends' scheduler automates many of the management activities. Furthermore, functional management is able to review and customize their own reports reducing the stress on the IT organization.

SALES, MARKETING, AND DISTRIBUTION

     WebTrends conducts a number of marketing programs to promote its brand and to support the sale and distribution of its products. These programs are designed to inform existing and potential resellers and end-user customers about the capabilities and benefits of its products. Marketing activities include: press relations; publication of technical and educational articles in its on-line magazine, WebTrends Corporation Alert; participation in industry trade shows; product/technology conferences and seminars; Web-based and traditional advertising; development and distribution of literature; and maintenance of the WebTrends Web site. WebTrends also conducts joint marketing and distribution with strategic partners, including:

     - Oracle: Distributes trial versions of Web site management products with Oracle's Internet Application Server.

     - Microsoft: WebTrends promotes its products at the microsoft.com Web site and at the Microsoft Partners' Pavilion at selected trade conferences.

     - Check Point Software: Distributes trial versions of WebTrends' products from its Web site and partner for marketing, advertising, and trade show activities.

     - Hewlett-Packard: Promotes WebTrends' products on the HP Covision Web site as a strategic part of an integrated solution for electronic business.

     - WatchGuard Technologies: Offers WebTrends for Firewalls and VPNs with its WatchGuard for MSS (Managed Security Services) suite of security products.

     - Netscape: Sells WebTrends' products through its Software-Depot Store e-commerce Web site.

     Many of WebTrends' sales leads are generated from its own Web site, which is often a customer's first contact with WebTrends. The Web site contains extensive product information and sales literature. The Web site also has an on-line purchasing capability. Many visitors download free trial versions of WebTrends' products from the Web site. Customers can purchase the product during the trial period. For 1998, on-line sales accounted for approximately 18% of WebTrends' revenue. In the three months ended March 31, 1999, on-line sales accounted for 13% of WebTrends' revenue.

     In addition to on-line sales, the sales force consists of a telesales organization and a direct field sales organization. The telesales organization responds to incoming inquiries generated by advertising and marketing activities. Telesales representatives also initiate calls to contact customers who download trial software from the Web site, and offer new products to existing customers. Data from software downloads and license registrations are used to identify volume licensing opportunities that are generally referred to a direct field sales representative or a value-added reseller. As of March 31, 1999, the telesales organization consisted of one manager and 13 sales representatives.

     The direct field sales organization is focused on large enterprises and strategic sales. Strategic sales efforts are targeted at Internet service providers, Internet-based companies, and other organizations with significant on-line presences. By selling its solutions to the perceived Internet technology leaders, WebTrends believes it enhances its brand image. As of March 31, 1999, the direct field sales organization consisted of five sales representatives. WebTrends plans to grow its direct field sales force and base more of its direct field sales representatives in their respective geographic territories in 1999. In 1998, direct sales, excluding on-line sales, accounted for approximately 51% of WebTrends' revenue. In the three months ended March 31, 1999, direct sales, excluding on-line sales, accounted for approximately 57% of WebTrends' revenue.

     WebTrends' domestic, indirect distribution channel consists of numerous resellers and a value-added reseller program. WebTrends relies on the value-added reseller program not only to expand sales but also to meet the demand for value-added services related to the installation and use of our products. Recently we established national distribution relationships with Merisel and Ingram. As of March 31, 1999, WebTrends employed three value-added reseller partner managers to establish new value-added resellers and manage relationships with existing value-added resellers and one reseller manager to manage relationships with new and existing resellers. In 1998 and in the three months ended March 31, 1999, indirect sales, both domestic and international, accounted for approximately 31% of WebTrends' revenue.

     WebTrends has a nonexclusive relationship with a third-party export management company to establish indirect distribution channels outside of the United States. The export management company is responsible for shipment of products to the international distributor, reseller, or value-added reseller and for all documentation of such export shipments. International resellers and value-added resellers are responsible for the localization of reports, marketing materials and packaging in the countries where they distribute WebTrends' products. In 1998, international sales, both direct and indirect and primarily from European markets, accounted for approximately 28% of WebTrends' revenues. In the three months ended March 31, 1999, international sales accounted for 26% of WebTrends' revenue.

COMPETITION

     We compete in the markets for Web site traffic analysis solutions, alerting and monitoring solutions, firewall and proxy server traffic analysis solutions, and security analysis solutions. These markets are intensely competitive, increasingly subject to rapid changes, and significantly affected by new product introductions and other activities of market participants. In addition, these markets are highly fragmented, and our competitors vary depending upon the market that our Internet management solutions address.

     In the market for Web site traffic analysis solutions, our primary competitors are Andromedia, Inc., Accrue Software Inc., Internet Profiles Corporation (I/Pro) (recently acquired by CMGI, Inc.), Marketwave Corporation, net.Genesis Corp., and WebManage Technologies, Inc. In the Web site link analysis and quality control market, our primary competitors are Tetranet Software Incorporated and Coast Software Inc. In the alerting and monitoring market, our primary competitors are IPSwitch, Inc. and Geneva Software, Inc. In the firewall and proxy analysis market, our primary competitors are Telemate Software, Inc. and SecureIT, Inc., a division of VeriSign, Inc. In the security analysis market, we compete primarily with ISS Group, Axent Technologies, Network Associates, and BindView Development Corporation. Although the markets in which we compete are highly fragmented, we may face additional competition from existing competitors if any of them were to broaden the scope of their Internet management products either by developing or acquiring additional products or distribution channels.

     We also compete with vendors of Internet servers, operating systems, and networking hardware. In particular, Microsoft, Netscape, Sun Microsystems, Oracle, and others bundle Internet management solutions with their Internet products. We expect this bundling activity to increase in the future. The bundling of competing products with standard features of operating systems, Internet servers or networking hardware could render our products obsolete and unmarketable. Even if the functionality, ease of use, and performance of the products included with operating systems, Internet servers, or networking hardware are inferior to that of our products, a significant number of customers may elect to accept these products instead of purchasing additional software from us.

     We believe that additional competitors will continue to enter the market as the size and visibility of the market opportunity increases. These new market entrants may include traditional system and network management software developers. For example, Computer Associates is currently offering an extension to its Unicenter TNG product line that includes functions for alerting and monitoring, Web site traffic analysis, and link analysis.

     We also face competition and potential competition from Web management service providers, such as consulting firms, Web design firms, Internet audit firms, site management vendors, Internet service providers, and independent software vendors. These service providers may use our solutions, our competitors' solutions, or custom-developed solutions to manage Web sites for their customers who otherwise would have been sale opportunities for us. Some larger potential customers may rely on their IT departments to internally develop Internet management solutions.

PROPRIETARY RIGHTS

     WebTrends relies on a combination of copyright, trade secret, patent, trademark, confidentiality procedures, and contractual provisions to protect its proprietary rights. WebTrends' software, documentation and other written materials are provided limited protection by international and United States copyright laws. WebTrends licenses its products in object code format for limited use by customers. We treat the source code for our products as a trade secret and require all employees and third parties who require access to the source code to sign non-disclosure agreements.

     WebTrends currently has three pending United States patents that seek to protect inventions underlying the FastTrends cache, server cluster analysis technology, and CommerceTrends technology, respectively. WebTrends does not have any issued patents.

     WebTrends has developed and published a log format for firewall data that we hope to establish as a standard. WebTrends may develop additional formats to facilitate the standardization process for enterprise management of Internet and intranet servers. We permit such formats to be implemented by vendors of servers and other Internet products, and by competing enterprise management software companies.

     WebTrends has registered the trademarks WebTrends and AuditTrack in the United States. We have applied for United States trademark registrations for the following: AlertTrack, ClusterTrends, CommerceTrends, DBTrends, FastTrends, FireTrends, Manage

Your WWWorld, SmartPass, and WWWorld. Certain of these marks are also protected in other jurisdictions.

EMPLOYEES

     As of March 31, 1999, WebTrends had 87 employees, including 48 in sales, marketing, and customer support, 29 in research and development, and 10 in finance and administration. All of the employees were located at its headquarters in Portland, Oregon, except for three sales representatives. None of the employees is represented by a labor union. We have experienced no work stoppages and believe our relationships with our employees are good.

FACILITIES

     WebTrends is headquartered in Portland, Oregon, where it leases approximately 22,000 square feet pursuant to a recently executed five-year lease. Pursuant to the new lease, WebTrends will occupy an additional 15,000 square feet by July 1999. WebTrends has sales offices in Boston, Massachusetts and Houston, Texas.

LEGAL PROCEEDINGS

     WebTrends is not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS, AND KEY PERSONNEL

     The executive officers, directors, and key personnel of WebTrends, and their ages and positions, are as follows:

               NAME                  AGE                 POSITION
               ----                  ---                 --------
Elijahu Shapira....................  33     Chairman of the Board and Chief
                                            Executive Officer
W. Glen Boyd.......................  32     President, Chief Technical Officer,
                                            and Director
James T. Richardson................  51     Senior Vice President, Chief
                                            Financial Officer, and Secretary
Gregory D. Applegate...............  38     Vice President of Sales
Daniel J. Meub.....................  45     Senior Vice President of Marketing
                                            and Sales
Michael Burmeister-Brown...........  41     Director
John W. Ryan.......................  37     Director
Srivats Sampath....................  40     Director
John D. Teddy......................  35     Vice President of Research and
                                            Development

     There are no family relationships among any of the directors, executive officers, or key personnel of WebTrends.

     Elijahu Shapira is a co-founder of WebTrends and has served as its Chief Executive Officer since December 1997 and as a director since September 1993. From September 1994 to November 1995 and from November 1996 to December 1998, he served as its Vice President and Secretary. Mr. Shapira has 14 years of experience in the software industry. From June 1991 to September 1994, Mr. Shapira was the Product Development Manager for the AntiVirus product line of Central Point Software, an anti-virus software development company that was acquired by Symantec Corporation in 1994. From March 1987 to October 1990, Mr. Shapira was the Vice President of International Business Development for Carmel Software Engineering, a company specializing in network security and encryption products.

     W. Glen Boyd is a co-founder of WebTrends and has served as its President since December 1996, as its Chief Technical Officer since December 1997, and as a director since September 1993. Mr. Boyd served as the President of WebTrends from September 1993 to November 1995 and as its Vice President and Secretary from November 1995 to December 1996. Mr. Boyd has more than 12 years of experience in the software industry. Prior to co-founding WebTrends in 1993, from October 1990 to January 1993, Mr. Boyd was a Section Manager for the AntiVirus, Commute, and PCTools product lines of Central Point Software.

     James T. Richardson has served as WebTrends' Vice President and Chief Financial Officer since July 1998, as Secretary since December 1998, and as Senior Vice President since April 1999. From April 1994 to December 1997, Mr. Richardson served as the Senior Vice President of Corporate Operations and Chief Financial Officer of Network General, a producer of networking software that merged with McAfee Associates in December 1997 to form Network Associates. From July 1992 to April 1994, Mr. Richardson served as the Vice President of Finance and Chief Financial Officer of

Logic Modeling Corporation, an electronic design automation software company that merged with Synopsys, Inc. in February 1994. From November 1989 to June 1992, Mr. Richardson served as the Vice President of Finance and Administration and as Chief Financial Officer of Advanced Logic Research, a manufacturer of personal computers. Mr. Richardson has served in various management positions in the high-technology industry since 1977.

     Gregory D. Applegate has served as WebTrends' Vice President of Sales since April 1998. From December 1996 to April 1998, Mr. Applegate served as the Vice President of Sales of OrCAD Inc., an electronic design automation software company. From October 1993 to November 1996, Mr. Applegate served in a variety of other management roles at OrCAD. Prior to his employment with OrCAD, Mr. Applegate served in sales and management positions at INTERSOLV, Inc., an enterprise solution and software management company.

     Daniel J. Meub has served as WebTrends' Senior Vice President of Marketing and Sales since April 1999. From December 1998 until April 1999, he was WebTrends' Vice President of Marketing. From December 1996 to October 1998, Mr. Meub served as the President and Chief Executive Officer of Adaptive Solutions Inc., a supplier of forms processing software and imaging solutions for the health care and governmental markets that filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code due to insolvency. From January 1995 to November 1996, Mr. Meub served as the Executive Vice President of Marketing and Product Development of Now Software Inc., a supplier of time management and utility software. From February 1993 to June 1994, Mr. Meub served as the Vice President/General Manager of the Desktop Product Group of Central Point Software. From November 1991 to February 1993, Mr. Meub served as the Vice President of Marketing and Development of Calera Recognition Systems, a character recognition software development company. Mr. Meub has served in a variety of sales and marketing roles since 1976.

     Michael Burmeister-Brown has served as a director of WebTrends since October 1996. Since July 1997, Mr. Burmeister-Brown has served as a software engineer at Yahoo!, Inc., a company that provides services as a Web portal. Since May 1992, Mr. Burmeister-Brown has also served as the President of Second Nature Software, a software development company. From 1981 to 1991, Mr. Burmeister-Brown served in various executive management roles, including President, Chief Executive Officer, and Chief Technology Officer, for Central Point Software, a company he founded in 1981. Mr. Burmeister-Brown has 16 years of experience in senior management roles in the computer industry.

     John W. Ryan has served as a director of WebTrends since January 1998. Since January 1997, Mr. Ryan has served as the President of J Ryan & Associates, a provider of high technology marketing and sales consulting services. From September 1995 to January 1997, Mr. Ryan served as the Vice President of Marketing Strategy and Programs for Tivoli Systems, a systems management division of IBM. From April 1994 to September 1995, Mr. Ryan served as the Vice President of Marketing for Mergent International, a producer of security software. From December 1990 to April 1994, he served as the director of a business unit for Central Point Software. Mr. Ryan has 15 years of experience in executive level and senior management roles in the computer industry.

     Srivats Sampath has served as a director of WebTrends since January 1998. Since July 1998, Mr. Sampath has served as the Vice President of Worldwide Marketing of Network Associates, a provider of security and management solutions for enterprise networks. From June 1996 to December 1997, Mr. Sampath served as the Vice President of Product Marketing for Netscape Communications, a provider of Internet software and services. From June 1993 to June 1996, Mr. Sampath served as the President and Chief Executive Officer of Discussions Corporation, a company that he founded to develop e-mail based groupware solutions. From 1984 to 1991, Mr. Sampath managed the LAN Enhancement Operations and Microcomputer Communications Division of Intel Corporation. Mr. Sampath has over 15 years of experience serving in management and executive roles in the computer industry.

     John D. Teddy has served as WebTrends' Vice President of Research & Development since November 1998. From April 1997 to November 1998, Mr. Teddy served as the Vice President of Engineering and Director of Engineering for Cybermedia, Inc., a software development company. From April 1994 to April 1997, Mr. Teddy served as the Chief Architect and Senior Development Manager for Symantec, where he helped create software such as PCTools, Norton Navigator, and CrashGuard. From October 1991 to April 1994, Mr. Teddy served as a Senior Development Manager of Central Point Software.

CLASSIFIED BOARD; REMOVAL OF DIRECTORS

     WebTrends' bylaws provide that if the number of directors is increased to six or more, the board of directors will, at the next annual meeting of shareholders, be divided into three classes, each of which will serve for a staggered three-year term. Currently, the board is comprised of five directors, each serving a one-year term. The articles of incorporation provide that a director may be removed only for cause. The bylaws provide that a director may be removed at a special meeting of the shareholders specifically called for that purpose, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director by a vote of the holders of a majority of the shares then entitled to vote on the election of directors.

BOARD COMMITTEES

     WebTrends maintains two standing committees, an Audit Committee and a Compensation Committee.

     Audit Committee. In December 1998, the board of directors formed the audit committee for the purpose of reviewing WebTrends' internal accounting procedures and consulting with and reviewing the services provided by WebTrends' independent public accountants. Messrs. Sampath and Burmeister-Brown constitute the audit committee.

     Compensation Committee. In December 1997, the board of directors formed the compensation committee. The compensation committee reviews and recommends to the board the compensation and benefits of all WebTrends' officers and reviews general policy relating to compensation and benefits of employees. The compensation committee also administers WebTrends' stock option plans and stock purchase plan. Messrs. Shapira, Burmeister-Brown, and Ryan constitute the compensation committee.

COMPENSATION OF DIRECTORS

     Directors do not currently receive cash compensation for services rendered as members of the board of directors. WebTrends does, however, reimburse the directors for reasonable expenses incurred in connection with their attendance at board and committee meetings.

     In August 1998, WebTrends entered into a consulting agreement with J Ryan & Associates, a company founded by Mr. Ryan. Consulting services pursuant to the agreement include assistance related to WebTrends' North American distribution channels and its overall market positioning and planning. WebTrends has paid Mr. Ryan $45,000, and in August 1998, granted Mr. Ryan an option to purchase 7,500 shares of common stock at an exercise price of $1.82 per share. The shares vest yearly over a four-year period. See "Insider Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to December 1997, WebTrends' board of directors did not maintain a standing compensation committee, and the entire board, including Messrs. Boyd and Shapira, participated in all decisions regarding compensation of its executive officers. In December 1997, the board formed the compensation committee and appointed Messrs. Burmeister-Brown, Ryan, and Shapira as committee members. Mr. Shapira serves as the Chairman of the Board and Chief Executive Officer of WebTrends. Messrs. Burmeister-Brown and Ryan are not employees or officers or former employees or officers of WebTrends. No executive officer of WebTrends serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of WebTrends' board of directors or compensation committee.

     In November 1996, Messrs. Boyd and Shapira each extended a $300,000 line of credit to WebTrends to provide working capital. In March 1997, WebTrends borrowed $125,000 from each of Messrs. Boyd and Shapira under the line of credit and issued them promissory notes. The notes originally bore interest at 5% per annum and were to mature in December 1997. In August 1998, the payment terms of these notes were amended to provide that payments in amounts not less than $25,000 per quarter would be made on each promissory note until the entire principal and accrued interest was paid in full. WebTrends has made two quarterly payments totaling $60,858 to each of Messrs. Boyd and Shapira as of December 31, 1998. The balance of the notes was paid off during the first quarter of 1999.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to WebTrends' Chief Executive Officer and its other executive officers whose salary and bonus exceeded

$100,000 for services rendered to WebTrends in all capacities during fiscal 1998 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION
                                                    ---------------------------
           NAME AND PRINCIPAL POSITION              YEAR     SALARY      BONUS
           ---------------------------              ----    --------    -------
Elijahu Shapira, Chairman of the Board and Chief
  Executive Officer...............................  1998    $150,000    $20,000
                                                    1997     133,333     30,000

W. Glen Boyd, President and Chief Technical
  Officer.........................................  1998     150,000     20,000
                                                    1997     133,333     30,000

OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted to the Named Executive Officers during the year ended December 31, 1998.

EMPLOYEE BENEFIT PLANS

401(K) PLAN

     WebTrends maintains a 401(k) tax-qualified employee savings and retirement plan covering all employees who satisfy eligibility requirements relating to minimum age and length of service. Pursuant to the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. The 401(k) Plan is intended to qualify under applicable law, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn. The 401(k) plan is available to WebTrends' executive officers on terms not more favorable than those offered to other employees.

1999 EMPLOYEE STOCK PURCHASE PLAN

     WebTrends adopted the 1999 employee stock purchase plan in December 1998. The 1999 employee stock purchase plan was implemented upon the effectiveness of our initial public offering. WebTrends intends for the 1999 employee stock purchase plan to qualify under Section 423 of the Internal Revenue Code. The 1999 employee stock purchase plan permits eligible employees of WebTrends and our subsidiaries to purchase common stock through payroll deductions of up to 15% of their cash compensation. WebTrends will implement the 1999 employee stock purchase plan with six-month offering periods, except that the first offering period began on the effectiveness of our initial public offering and ends on June 30, 1999. Subsequent offering periods will begin on each January 1 and July
1. Under the 1999 employee stock purchase plan, no employee may purchase common stock worth more than $25,000 in any offering period or in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of the combined voting power or value of all classes of stock of WebTrends or its subsidiary may not participate in the 1999 employee stock purchase plan. WebTrends authorized the issuance of a total of 350,000 shares of common stock under the 1999 employee stock purchase plan, plus an automatic increase on January 1, 2000, and each anniversary thereafter that will be equal to the lesser of

     (a) 16,250 shares;

     (b) 0.125% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in the annual report to shareholders for the preceding year; or

     (c) a lesser amount determined by its board of directors.

     Any unissued shares resulting from increases in previous years will be added to the aggregate number of shares available for issuance under the 1999 employee stock purchase plan.

     The price of the common stock purchased under the 1999 employee stock purchase plan will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period will be equal to the lesser of the $13.00 initial public offering price for the common stock and 85% of the fair market value on June 30, 1999. The 1999 employee stock purchase plan will terminate in December 2008, but the board of directors may terminate it at any earlier time. WebTrends has not issued any shares of common stock under the 1999 employee stock purchase plan.

     In the event of a merger or proposed sale of all or substantially all of WebTrends' assets, the 1999 employee stock purchase plan provides that each outstanding option to purchase shares under the 1999 employee stock purchase plan will be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or provide an equivalent substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the merger or proposed sale. In the event of a proposed liquidation or dissolution of WebTrends, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

1998 STOCK INCENTIVE COMPENSATION PLAN

     In December 1998, WebTrends adopted the 1998 option plan. The purpose of the 1998 option plan is to enhance the long-term shareholder value of WebTrends by offering opportunities to our selected employees, directors, officers, consultants, agents, advisors, and independent contractors to participate in our growth and success, to encourage them to remain in our service, and to own our stock. The 1998 option plan permits both option and stock grants. The board has reserved 1,465,475 shares of common stock for the 1998 option plan, plus:

     - any shares returned to the 1997 option plan upon termination of option and stock grants, other than terminations due to exercise or settlement of such awards; and

     - an automatic annual increase, to be added on the first day of the fiscal year beginning in 2001, equal to the lesser of 500,000 shares or 5% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in WebTrends' annual report to shareholders for the preceding year.

     As of March 31, 1999, a total of 1,473,725 shares of common stock were reserved under the 1998 option plan.

     Stock Option Grants. The compensation committee serves as the plan administrator of the 1998 option plan. The plan administrator has the authority to select individuals to receive options under the 1998 option plan and specifies the following:

          - the terms and conditions of each option granted;

          - the exercise price;

          - the vesting provisions; and

          - the option term.

     As of March 31, 1999, options to purchase an aggregate of 32,175 shares of common stock were outstanding under the 1998 option plan, with exercise prices ranging from $9.00 to $43.28 per share. No options have been exercised under the 1998 option plan.

     For incentive stock options, the exercise price must be at least equal to the fair market value of the common stock on the date of grant and for nonqualified options must be at least 85% of the fair market value of the common stock on the date of grant. For purposes of the 1998 option plan, fair market value means the average of the high and low per share sales price as reported on the Nasdaq National Market on the date of grant. Unless otherwise provided by the plan administrator, and to the extent required for incentive stock options by applicable law, an option granted under the 1998 option plan generally will expire on the earliest of:

          - ten years from the date of grant,

          - one year after the optionee's retirement, early retirement, death, or disability,

          - notice to the optionee of termination for cause, and

          - three months after other terminations.

     Stock Awards. The plan administrator is authorized under the 1998 option plan to issue shares of common stock to eligible participants with terms, conditions, and restrictions established by the plan administrator in its sole discretion. Restrictions may be based on continuous service with WebTrends or the achievement of performance goals. Holders of restricted stock are shareholders of WebTrends and have, subject to established restrictions, all the rights of shareholders with respect to such shares.

     Termination of the 1998 Option Plan. Unless terminated sooner by the board of directors, the 1998 option plan will terminate in December 2008.

     Adjustments. The plan administrator will make proportional adjustments to the aggregate number of shares issuable under the 1998 option plan and to outstanding awards in the event of stock splits or other capital adjustments.

     Corporate Transactions. In the event of corporate transactions, such as a merger or sale, each outstanding option to purchase shares under the 1998 option plan may be assumed or an equivalent option substituted by the buyer. If the buyer does not assume or provide an equivalent substitute for the option, the option terminates, but the holder has the right to exercise the vested portion of the option immediately before the corporate transaction. Some option agreements call for accelerated vesting in the event of a corporate transaction. In the event of a proposed dissolution or liquidation of WebTrends, the plan administrator, in its discretion, may accelerate options and cancel any forfeiture provisions or repurchase options applicable to stock awards.

1997 STOCK INCENTIVE COMPENSATION PLAN

     WebTrends' 1997 option plan provides for the grant of incentive and nonqualified stock options and stock awards to our employees, directors, and consultants. An aggregate of 1,534,524 shares of common stock has been authorized for issuance under the 1997 option plan. As of March 31, 1999, options to purchase an aggregate of 1,432,033 shares of common stock were outstanding under the 1997 option plan, with exercise prices ranging from $0.61 to $8.00 per share. As of March 31, 1999, options to purchase 39,553 shares of common stock had been exercised under the 1997 option plan. No additional options will be granted under the 1997 option plan, as future option grants will be made under the 1998 option plan. Any shares that are returned to the 1997 option plan upon termination of options and stock grants, other than terminations due to exercise or settlement of such awards, will be added to the number of shares reserved for issuance under the 1998 option plan. Options outstanding under the 1997 option plan will continue to be governed by the terms of the 1997 option plan. In the event of a merger of WebTrends with or into another corporation, the options may be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such corporation. If the successor corporation refuses to assume or provide an equivalent substitute for the option, unless otherwise provided in an individual's option letter agreement, the option will terminate, but the holder of the option shall have the right to exercise the vested portion of the option immediately before the corporate transaction.

LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Oregon law, WebTrends' articles of incorporation require indemnification against liabilities and expenses of a director, and the articles and bylaws permit such indemnification of an officer, where either is made or threatened to be made a party to a proceeding, other than a proceeding by or in the right of WebTrends to procure a judgment in our favor, because such person is or was our director or officer. Indemnification is provided if the director or officer acted in good faith and in a manner he or she reasonably believed was in or not opposed to WebTrends' best interests, and, with respect to any criminal action or proceeding, the director or officer, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of any proceeding by or in the right of WebTrends, a director or officer is entitled to indemnification of expenses if he or she acted in good faith and in a manner he or she reasonably believed was in or not opposed to WebTrends' best interests. However, pursuant to Oregon law, no indemnification would be made if the director's or officer's errors or omissions were shown to have involved any:

     - breach of the director's or officer's duty of loyalty to WebTrends;

     - act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

     - distribution that was unlawful under Oregon law;

     - transaction from which the director or officer received an improper personal benefit; or

     - profits made from the purchase and sale by the director or officer of securities of WebTrends within the meaning of Section 16(b) of the Securities Exchange Act of 1934 or similar provision of any state statutory law or common law.

     The articles also provide that no director will be liable to WebTrends or its shareholders for monetary damages for conduct as a director, except that a director may be personally liable in the instances set forth in the list above. Indemnification may also be provided to persons other than directors or officers.

     WebTrends understands that the current position of the Securities and Exchange Commission is that any indemnification of liabilities arising under the Securities Act of 1933 is against public policy and is, therefore, unenforceable.

                              INSIDER TRANSACTIONS

     On August 24, 1998, WebTrends entered into a consulting agreement with J Ryan & Associates, a consulting company formed by John W. Ryan, a director of WebTrends, pursuant to which WebTrends is required to pay a fee of $45,000, grant Mr. Ryan an option to purchase 7,500 shares of common stock, and reimburse him for reasonable out-of-pocket expenses incurred in connection with his providing services as a consultant. The consulting services include assistance related to WebTrends' North American distribution channels and assisting with company positioning and overall market planning. The consulting agreement had a term of six months, and ended on February 28, 1999. Mr. Ryan completed the consulting services and has been paid in full. See "Management -- Compensation of Directors."

     In November 1996, W. Glen Boyd and Elijahu Shapira, executive officers and directors of WebTrends, each extended a $300,000 line of credit to WebTrends to provide working capital. In March 1997, WebTrends borrowed $125,000 from each of Messrs. Boyd and Shapira under the line of credit and issued them promissory notes. The Notes carried a 5% per annum interest rate and were to mature in December 1997. In August 1998, the payment terms of these notes were amended to provide that payments in amounts not less than $25,000 per quarter would be made on each promissory note until the entire principal and accrued interest was paid in full. On March 5, 1999, WebTrends paid the remaining principal and accrued interest on these notes in full.

     WebTrends believes that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Any future transactions between WebTrends and our officers, directors, and principal shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to WebTrends than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information with respect to the beneficial ownership of WebTrends common stock as of March 31, 1999, by the following:

     - Each person or group of affiliated persons known by WebTrends to beneficially own more than a number of shares equal to 5% of the common stock;

     - Each director and Named Executive Officer;

     - The selling shareholders;

     - All of the directors and executive officers as a group.

     Beneficial ownership of shares includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership at any time within 60 days, for example, through the exercise of a vested option that has vested as to all or a portion of the underlying shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, WebTrends believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                       SHARES BENEFICIALLY      SHARES      SHARES BENEFICIALLY
                                      OWNED BEFORE OFFERING      BEING      OWNED AFTER OFFERING
                                      ----------------------    OFFERED    ----------------------
         NAME AND ADDRESS              NUMBER        PERCENT   FOR SALE     NUMBER        PERCENT
         ----------------             ---------      -------   ---------   ---------      -------
Elijahu Shapira(1)
  c/o WebTrends Corporation
  851 SW Sixth Avenue, Suite 1200
  Portland, Oregon 97204...........   3,387,500       30.1%      297,500   2,792,500       22.3%
Anne Lim Shapira
  as trustee of The Shapira Group
  Trust, U/A/D 9/29/98.
     c/o WebTrends Corporation
     851 SW Sixth Avenue, Suite
     1200
     Portland, Oregon 97204........     500,000        4.4       297,500     202,500        1.6
W. Glen Boyd(2)
  c/o WebTrends Corporation
  851 SW Sixth Avenue, Suite 1200
  Portland, Oregon 97204...........   3,387,500       30.1       297,500   2,792,500       22.3
Alice Ferguson Boyd
  as trustee of The Boyd Group
  Trust, U/A/D 9/29/98
     c/o WebTrends Corporation
     851 SW Sixth Avenue, Suite
     1200
     Portland, Oregon 97204........     500,000        4.4       297,500     202,500        1.6
Michael Burmeister-Brown(3)
  c/o Second Nature Software
  1325 Officers' Row
  Vancouver, Washington 98661......     415,527        3.7        60,000     355,527        2.8
John W. Ryan(4)
  c/o J Ryan & Associates
  2903 Mill Reef Cove
  Austin, Texas 78746..............      21,526          *            --      21,526          *
Srivats Sampath(4)(5)
  c/o Network Associates, Inc.
  3965 Freedom Circle
  Santa Clara, CA 95054............      21,526          *            --      21,526          *
All directors and executive
  officers as a
  group (eight persons)(4).........   7,220,893       64.4     1,250,000   5,970,893       47.5

-------------------------
 *  Less than 1%.

(1) Shares beneficially owned include 500,000 shares of common stock before the offering and 202,500 shares of common stock after the offering held by Anne Lim Shapira as trustee of The Shapira Group Trust, U/A/D 9/29/98. Mr. Shapira disclaims beneficial ownership of such shares.

(2) Shares beneficially owned include 500,000 shares of common stock before the offering and 202,500 shares of common stock after the offering held by Alice Ferguson Boyd as trustee of The Boyd Group Trust, U/A/D 9/29/98. Mr. Boyd disclaims beneficial ownership of such shares.

(3) Shares beneficially owned before and after the offering include 5,000 shares held by Susan Burmeister-Brown. Mr. Burmeister-Brown disclaims beneficial ownership of such shares.

(4) Shares beneficially owned before and after the offering include shares subject to options exercisable within 60 days after March 31, 1999, as follows: John W. Ryan, 20,526 shares; Srivats Sampath, 20,526 shares; and for all officers and directors as a group, 61,578 shares.

(5) Shares beneficially owned before and after the offering include 1,000 shares held by Renuka Srivats. Mr. Sampath disclaims beneficial ownership of such shares.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of WebTrends consists of 60 million shares of common stock, no par value per share, and 15 million shares of preferred stock, no par value per share.

COMMON STOCK

     As of March 31, 1999, there were 11,250,080 shares of common stock outstanding, held of record by approximately 45 shareholders. Following this offering, 12,500,080 shares of common stock will be issued and outstanding. This number does not reflect the exercise of stock options subsequent to March 31, 1999, if any. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election. Subject to preferences of any preferred stock that may be issued in the future, the holders of common stock are entitled to receive such dividends as may be declared by the board of directors. If WebTrends is liquidated, dissolved, or wound up, the holders of common stock are entitled to receive pro rata all of its assets available for distribution to its shareholders after payment of liquidation preferences of any outstanding shares of preferred stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

     Subject to the provisions of the articles of incorporation and limitations prescribed by law, the board of directors has the authority to issue, without further vote or action by the shareholders, up to 15 million shares of preferred stock in one or more series. The board has the power and authority to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of such series. Any series of preferred stock may have rights and privileges superior to those of the common stock. There will be no shares of preferred stock outstanding upon the completion of this offering, and WebTrends has no present plans to issue any preferred stock.

     One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage a third party's attempt to obtain control of WebTrends by means of a tender offer, proxy contest, merger, or otherwise. The issuance of shares of the preferred stock may also discourage a party from making a bid for the common stock because such issuance may adversely affect the rights of the holders of common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference, or both, may have full or limited voting rights, and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

ANTI-TAKEOVER MEASURES

ARTICLES AND BYLAWS

     WebTrends' articles and bylaws contain provisions that may have the effect of delaying, deferring, or preventing a change in control. Such provisions include:

     - The ability of the board of directors, without further shareholder approval, to issue up to 15 million shares of preferred stock;

     - Requiring a classified board whenever there are six or more directors, with each class containing as nearly as possible one-third of the total number of directors and the members of each class serving for staggered three-year terms;

     - Prohibiting cumulative voting for the election of directors;

     - Requiring supermajority approval of the shareholders to effect amendments to the bylaws; and

     - Requiring no less than 60 days' advance notice with respect to nominations of directors or other matters to be voted on by shareholders other than by or at the direction of the board of directors.

OREGON CONTROL SHARE AND BUSINESS COMBINATION STATUTES

     Oregon law may restrict the ability of significant shareholders of WebTrends to exercise voting rights. The law generally applies to a person who acquires voting stock of an Oregon corporation in a transaction that results in such person's holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation. If such a transaction occurs, the person cannot vote the shares unless voting rights are restored to those shares by:

     - a majority of the outstanding voting shares, including the acquired shares, and

     - the holders of a majority of the outstanding voting shares, excluding the acquired shares and shares held by the corporation's officers and inside directors.

     This law is construed broadly and may apply to persons acting as a group.

     The restricted shareholder may, but is not required to, submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting such voting rights will have the right to receive the appraised fair value of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share by the person for the shares acquired in a transaction subject to this law.

     WebTrends is also subject to provisions of Oregon law that govern business combinations between corporations and interested shareholders. These provisions generally prohibit a corporation from entering into a business combination transaction with a person, or affiliate of such person, for a period of three years from the date such person acquires 15% or more of the voting stock of the corporation. For the purpose of this law, the prohibition generally applies to the following:

     - A merger or plan of share exchange;

     - Any sale, lease, mortgage, or other disposition of 10% or more of the assets of the corporation; and

     - Transactions that result in the issuance of capital stock of the corporation to the 15% shareholder.

     However, the general prohibition does not apply if:

     - The 15% shareholder, as a result of the transaction in which such person acquired 15% of the shares, owns at least 85% of the outstanding voting stock of the corporation;

     - The board of directors approves the share acquisition or business combination before the shareholder acquired 15% or more of the corporation's outstanding voting stock; or

     - The board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares owned by the 15% shareholder, approve the transaction after the shareholder acquires 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is BankBoston, N.A., located in Canton, Massachusetts.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market after this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the common stock or our future ability to raise capital through an offering of equity securities.

     Upon the closing of this offering, and assuming no exercise of outstanding stock options subsequent to March 31, 1999, WebTrends will have 12,500,080 shares of common stock outstanding. All of the 4,025,000 shares sold in our initial public offering and the 2,500,000 shares sold in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares purchased by "affiliates" of WebTrends, as such term is defined under Rule 144 of the Securities Act, which will be subject to the resale limitations of Rule 144. We have also registered the issuance or future issuance of up to 3,341,562 shares of common stock issued or to be issued under the 1997 option plan, the 1998 option plan, and the 1999 employee stock purchase plan and the resale of up to 37,678 shares of common stock issued under the 1997 option plan. Although none of the shares under these plans were transferable at the time of our initial public offering because of lock-up agreements with our underwriters, effective on April 28, 1999, the underwriters have waived the transfer restrictions with respect to these shares.

Accordingly, subject to the grant of stock options, the vesting of stock options, and Rule 144 volume limitations applicable to affiliates, these shares will be freely tradable. As of March 31, 1999, of the registered shares under the plans, 39,553 shares were outstanding.

     The remaining 5,935,527 shares of WebTrends common stock issued and outstanding are "restricted securities" within the meaning of Rule 144 and were issued and sold by WebTrends in private transactions. Such restricted securities may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. WebTrends and the holders of all such remaining shares entered into lock-up agreements at the time of our initial public offering providing that, without the prior written consent of our underwriters, they will not, directly or indirectly, issue, sell, offer, agree to sell, grant any option for the sale of, pledge, make any short sale, or otherwise dispose of shares of common stock, for a 180-day period ending August 17, 1999. Upon expiration of the lock-up agreements, all of these restricted securities will be eligible for immediate resale in the public market subject to the limitations of Rule 144.

     In general, under Rule 144, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of

     (a) 1% of the then-outstanding shares of common stock, which is approximately 125,000 shares upon the closing of this offering, and

     (b) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which a notice of sale is filed with the Securities and Exchange Commission, provided that the manner of sale and notice requirements and requirements as to the availability of current public information about WebTrends are satisfied.

     In addition, in order to sell shares of common stock that are not restricted securities, affiliates of WebTrends must comply with all restrictions and requirements of Rule 144 other than the one-year holding period requirement. As defined in Rule 144, an "affiliate" of an issuer is a person who directly or indirectly through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, BancBoston Robertson Stephens Inc., and SoundView Technology Group, Inc. have severally agreed, subject to the terms and conditions of the underwriting agreement, to purchase from WebTrends and the selling shareholders the number of shares of common stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all such shares if any are purchased, subject to the conditions stated in the underwriting agreement.

                                                              NUMBER OF
                    NAME OF UNDERWRITER                        SHARES
                    -------------------                       ---------
Dain Rauscher Wessels.......................................
BancBoston Robertson Stephens Inc. .........................
SoundView Technology Group, Inc. ...........................
                                                              ---------
          Total.............................................  2,500,000
                                                              =========

     The representatives have advised WebTrends and the selling shareholders that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and
to certain dealers at such price less a concession of not in excess of $     per
share, of which $     may be reallowed to other dealers. After the public
offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by WebTrends as set forth on the cover page of the prospectus. The prices at which the common stock will sell in the public market after this offering may not be equal to or greater than the public offering price.

     The underwriting agreement contains covenants of indemnity among the underwriters, WebTrends, and the selling shareholders against civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     WebTrends and the selling shareholders have granted to the underwriters an option to purchase up to 375,000 additional shares of common stock. This option may be exercised at any time up to 30 days after the date of this prospectus. The option entitles the underwriters to purchase the additional shares of common stock at the same price per share as the 2,500,000 shares being sold in this offering. If the underwriters exercise the option, each of the underwriters must purchase approximately the same percentage of additional shares from the Company and the selling shareholders as the number of shares of common stock to be purchased by each of them shown in the table above bears to the total number of shares of common stock indicated in the table above. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 2,500,000 shares are being sold.

     The price of the shares of common stock purchased by the underwriters will be the public offering price set forth on the cover page of the prospectus less the following underwriting discounts and commissions, to be provided by WebTrends and the selling shareholders:

                                                          TOTAL WITHOUT      TOTAL WITH
                                             PER SHARE   OVER-ALLOTMENT    OVER-ALLOTMENT
                                             ---------   ---------------   ---------------
By WebTrends...............................    $           $                 $
By selling shareholders....................

WebTrends will also pay offering expenses estimated to total $400,000.

     Without the prior written consent of the underwriters, Elijahu Shapira, The Shapira Family Trust, U/A/D 9/29/98, W. Glen Boyd, The Boyd Family Trust, U/A/D 9/29/98, and Michael Burmeister-Brown have agreed, for a period of 180 days after February 19, 1999, not to sell, transfer, grant any third party the right to purchase, or otherwise dispose of any shares of common stock or other securities that they own or acquire other than shares sold by them pursuant to the underwriting agreement. This 180-day period is known as the lock-up period. The representatives may, without notice and in their sole discretion, allow any of these five shareholders to dispose of common stock or other securities prior to the expiration of the lock-up period. There are, however, no agreements between the underwriters and any of such five shareholders or option holders that would allow them to do so.

     In addition, WebTrends has agreed that it will not issue, sell, offer to sell, or otherwise dispose of any shares of its common stock or other securities during the lock-up period without the prior consent of the underwriters. This agreement does not include shares of common stock or other securities issued pursuant to employee stock option plans, employee stock purchase plans, or common stock or other securities issued pursuant to options or other securities outstanding on the date of this prospectus.

     The underwriters have advised WebTrends that in connection with this offering, certain persons participating in this offering may engage in transactions that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may include stabilizing bids, syndicate covering transactions and the imposition of penalty bids. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of preventing or retarding a decline in the market price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised WebTrends that such transactions may be effected on the Nasdaq National Market or otherwise and, if commence, may be discontinued at any time.

     In connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. During the business day prior to the pricing of the offering before the commencement of offers or sales of our common stock, passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     In February of 1999, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and SoundView Technology Group, Inc. participated as underwriters in WebTrends' initial public offering.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby and other legal matters will be passed upon for WebTrends by Perkins Coie LLP, Portland, Oregon. Legal matters will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     WebTrends' financial statements as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been included in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU MAY FIND ADDITIONAL INFORMATION

     WebTrends has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information contained in the registration statement, together with the exhibits and schedules to the registration statement, on file with the Securities and Exchange Commission. The registration statement, including the exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. The Securities and Exchange Commission also maintains a Web site on the Internet that contains reports, proxy and information statements, and other information regarding registrants, including WebTrends, that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

     Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified by reference to the copy of the applicable document filed with the Securities and Exchange Commission.

     WebTrends is subject to the information and periodic reporting requirements of the Securities Exchange Act, and it files periodic reports, proxy statements and other information with the Securities and Exchange Commission when required. These documents are available for inspection and copying at the Commission's public reference rooms and Web site.

     WebTrends intends to furnish its shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent auditors and may furnish its shareholders with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                             WEBTRENDS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of KPMG Peat Marwick LLP.............................    F-2
Balance Sheets..............................................    F-3
Statements of Operations....................................    F-4
Statements of Shareholders' Equity..........................    F-5
Statements of Cash Flows....................................    F-6
Notes to Financial Statements...............................    F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
WebTrends Corporation:

     We have audited the accompanying balance sheets of WebTrends Corporation as of December 31, 1997 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of WebTrends' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WebTrends Corporation as of December 31, 1997 and 1998, and the results of its operations, and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Portland, Oregon
January 11, 1999, except for note 10
  which is as of January 19, 1999

                             WEBTRENDS CORPORATION

                                 BALANCE SHEETS

                                     ASSETS

                                                       DECEMBER 31,
                                                  ----------------------    MARCH 31,
                                                     1997        1998         1999
                                                  ----------   ---------   -----------
                                                                           (UNAUDITED)
Current assets:
  Cash and cash equivalents....................   $  806,916   1,098,847   30,568,239
  Short-term investments.......................           --          --    6,195,415
  Accounts receivable, net.....................      526,641     977,577    2,050,411
  Inventories..................................       89,135      62,115       74,996
  Prepaid expenses.............................       41,999     190,530      139,503
  Deferred offering costs......................           --     255,394           --
  Deferred taxes...............................       90,500     157,500      157,500
                                                  ----------   ---------   ----------
          Total current assets.................    1,555,191   2,741,963   39,186,064
Property and equipment, net....................      325,966     598,407      869,218
Other assets...................................        5,032       5,016           --
Deferred taxes, net............................           --      17,000       17,535
                                                  ----------   ---------   ----------
          Total assets.........................   $1,886,189   3,362,386   40,072,817
                                                  ==========   =========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................      243,830     383,187      692,617
  Accrued liabilities..........................       59,311     385,233      483,941
  Accrued compensation and employment taxes....      165,805     508,422      574,457
  Accrued sales tax............................      155,137     268,533      320,009
  Accrued income taxes.........................       24,548          --       70,750
  Deferred revenue.............................      387,074     824,013    1,666,029
  Notes and interest payable to shareholders...      259,709     151,103           --
                                                  ----------   ---------   ----------
          Total current liabilities............    1,295,414   2,520,491    3,807,803
Deferred taxes.................................        6,500          --           --
                                                  ----------   ---------   ----------
          Total liabilities....................    1,301,914   2,520,491    3,807,803
                                                  ----------   ---------   ----------
Commitments and contingencies (note 9)
Shareholders' equity:
  Preferred stock, no par value. Authorized
     15,000,000 shares; no shares
     outstanding...............................           --          --           --
  Common stock, Class A voting, no par value.
     Authorized 30,000,000 shares; issued and
     outstanding 8,210,527 shares at December
     31, 1997 and 1998 and 11,250,080 at March
     31, 1999..................................      260,000     260,000   36,058,196
  Common stock, Class B non-voting, no par
     value. Authorized 30,000,000 shares at
     December 31, 1998 and none at March 31,
     1999; none and 8,437 shares issued and
     outstanding at December 31, 1997 and 1998
     and none at March 31, 1999................           --     589,694           --
  Deferred compensation, net...................           --    (551,534)    (514,998)
  Retained earnings............................      324,275     543,735      721,816
                                                  ----------   ---------   ----------
          Total shareholders' equity...........      584,275     841,895   36,265,014
                                                  ----------   ---------   ----------
          Total liabilities and shareholders'
            equity.............................   $1,886,189   3,362,386   40,072,817
                                                  ==========   =========   ==========

                See accompanying notes to financial statements.

                             WEBTRENDS CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                                      THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                  MARCH 31,
                                           -------------------------------------    -----------------------
                                              1996          1997         1998         1998          1999
                                           ----------    ----------    ---------    ---------    ----------
                                                                                          (UNAUDITED)
Revenue:
  Software licenses......................  $1,858,014     3,836,657    7,206,461    1,496,225     2,586,973
  Support services.......................       6,824       218,233      801,963      125,449       419,353
                                           ----------    ----------    ---------    ---------    ----------
         Total revenue...................   1,864,838     4,054,890    8,008,424    1,621,674     3,006,326
Cost of revenue..........................     204,546       292,268      632,925      129,412       290,310
                                           ----------    ----------    ---------    ---------    ----------
         Gross margin....................   1,660,292     3,762,622    7,375,499    1,492,262     2,716,016
                                           ----------    ----------    ---------    ---------    ----------
Operating expenses:
  Research and development...............     402,583     1,059,439    2,211,029      455,778       639,133
  Sales and marketing....................     552,634     1,526,889    3,641,965      720,034     1,505,538
  General and administrative.............     307,318       748,832    1,300,626      292,274       455,465
                                           ----------    ----------    ---------    ---------    ----------
         Total operating expenses........   1,262,535     3,335,160    7,153,620    1,468,086     2,600,136
                                           ----------    ----------    ---------    ---------    ----------
         Income from operations..........     397,757       427,462      221,879       24,176       115,880
                                           ----------    ----------    ---------    ---------    ----------
Other income (expense):
  Interest income........................       9,042        21,769       41,997        7,910       170,917
  Interest expense.......................      (2,097)      (11,358)     (13,111)      (3,202)       (1,866)
                                           ----------    ----------    ---------    ---------    ----------
         Other income, net...............       6,945        10,411       28,886        4,708       169,051
                                           ----------    ----------    ---------    ---------    ----------
         Income before income taxes......     404,702       437,873      250,765       28,884       284,931
Income taxes.............................          --       150,500       31,305        3,465       106,850
                                           ----------    ----------    ---------    ---------    ----------
         Net income......................  $  404,702       287,373      219,460       25,419       178,081
                                           ==========    ==========    =========    =========    ==========
Basic net income per share...............                $      .04          .03          .00           .02
                                                         ==========    =========    =========    ==========
Diluted net income per share.............                $      .04          .02          .00           .02
                                                         ==========    =========    =========    ==========
Shares used in basic net income per share
  calculation............................                 8,126,173    8,210,651    8,210,527     9,581,526
                                                         ==========    =========    =========    ==========
Shares used in diluted net income per
  share calculation......................                 8,126,173    9,022,077    8,210,527    10,932,209
                                                         ==========    =========    =========    ==========
Pro forma net income data:
Income before income taxes as reported...     404,702
Pro forma income taxes...................     140,027
                                           ----------
Pro forma net income.....................  $  264,675
                                           ==========
Pro forma net income per share -- basic
  and diluted............................  $      .03
                                           ==========
Shares used in pro forma net income per
  share calculation -- basic and
  diluted................................   7,800,000
                                           ==========

                See accompanying notes to financial statements.

                             WEBTRENDS CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                    CLASS A                 CLASS B
                          PREFERRED STOCK         COMMON STOCK           COMMON STOCK
                          ---------------   ------------------------   -----------------     DEFERRED     RETAINED
                          SHARES   AMOUNT     SHARES       AMOUNT      SHARES    AMOUNT    COMPENSATION   EARNINGS     TOTAL
                          ------   ------   ----------   -----------   ------   --------   ------------   --------   ----------
Balance, December 31,
  1995..................    --      $ --     6,300,300   $    10,000      --    $     --           --      257,150      267,150
Conversion of S
  Corporation shares to
  C Corporation
  shares................    --        --     1,499,700            --      --          --           --           --           --
Dividend distribution...    --        --            --            --      --          --           --     (624,950)    (624,950)
Net income..............    --        --            --            --      --          --           --      404,702      404,702
                            --      ----    ----------   -----------   ------   --------     --------     --------   ----------
Balance, December 31,
  1996..................    --        --     7,800,000        10,000      --          --           --       36,902       46,902
Sale of common stock....    --        --       410,527       250,000      --          --           --           --      250,000
Net income..............    --        --            --            --      --          --           --      287,373      287,373
                            --      ----    ----------   -----------   ------   --------     --------     --------   ----------
Balance, December 31,
  1997..................    --        --     8,210,527       260,000      --          --           --      324,275      584,275
Deferred compensation...    --        --            --            --      --     584,575     (584,575)          --           --
Amortization of deferred
  compensation..........    --        --            --            --      --          --       33,041           --       33,041
Exercise of stock
  options...............    --        --            --            --   8,437       5,119           --           --        5,119
Net income..............    --        --            --            --      --          --           --      219,460      219,460
                            --      ----    ----------   -----------   ------   --------     --------     --------   ----------
Balance, December 31,
  1998..................    --        --     8,210,527       260,000   8,437     589,694     (551,534)     543,735      841,895
Amortization of deferred
  compensation
  (unaudited)...........    --        --            --            --      --          --       36,536           --       36,536
Exercise of stock
  options (unaudited)...    --        --        31,116        52,081      --          --           --           --       52,081
Issuance of common
  stock, net of offering
  costs (unaudited).....    --        --     3,000,000    35,156,421      --          --           --           --   35,156,421
Conversion of common B
  stock to common A
  stock.................    --        --         8,437       589,694   (8,437)  (589,694)          --           --           --
Net income
  (unaudited)...........    --        --            --            --      --          --           --      178,081      178,081
                            --      ----    ----------   -----------   ------   --------     --------     --------   ----------
Balance, March 31, 1999
  (unaudited)...........    --      $ --    11,250,080   $36,058,196      --    $     --     (514,998)     721,816   36,265,014
                            ==      ====    ==========   ===========   ======   ========     ========     ========   ==========

                See accompanying notes to financial statements.

                             WEBTRENDS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                     THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,             MARCH 31,
                                                 --------------------------------   --------------------
                                                   1996        1997       1998       1998        1999
                                                 ---------   --------   ---------   -------   ----------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income...................................  $ 404,702    287,373     219,460    25,419      178,081
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization..............     29,447     88,375     206,417    36,267       82,296
    Provision for doubtful accounts............     12,423     32,705      43,548     5,841       40,000
    Loss (gain) on marketable securities.......      1,323         --          --       (81)         (91)
    Loss on sale of assets.....................         --         --         293        --           --
    Amortization of deferred stock
       compensation............................         --         --      33,041        --       36,536
    Changes in assets and liabilities:
       Accounts receivable.....................   (261,525)  (149,443)   (494,484)  (46,706)  (1,112,836)
       Inventories.............................     (9,728)   (76,027)     27,020    11,514      (12,882)
       Prepaid expenses........................    (14,216)   (26,209)   (403,925)  (68,762)     306,421
       Deferred taxes, net.....................         --    (84,000)    (90,500)       --           --
       Other assets............................     (4,101)       407          16        --        4,572
       Accounts payable........................     78,561    165,269     139,357   (37,844)     (22,613)
       Accrued liabilities.....................     12,409     31,273     325,922   118,009      (98,417)
       Accrued compensation and employment
         taxes.................................     57,809     97,719     342,617   104,972       66,036
       Accrued sales tax.......................         --    155,137     113,396    38,285       51,477
       Accrued income taxes....................         --     24,548     (24,548)  (10,715)      70,750
       Accrued interest........................      2,097      5,503      (8,606)    3,202       (1,103)
       Deferred revenues.......................    131,592    255,481     436,939    11,964      842,016
                                                 ---------   --------   ---------   -------   ----------
         Net cash provided by operating
           activities..........................    440,793    808,111     865,963   191,365      430,243
                                                 ---------   --------   ---------   -------   ----------
Cash flows from investing activities:
  Acquisition of property and equipment........   (156,422)  (269,533)   (479,151)  (64,301)    (353,107)
  Purchase of short-term investments...........         --         --          --        --   (6,195,415)
                                                 ---------   --------   ---------   -------   ----------
         Net cash used by investing
           activities..........................   (156,422)  (269,533)   (479,151)  (64,301)  (6,548,522)
                                                 ---------   --------   ---------   -------   ----------
Cash flows from financing activities:
  Proceeds from issuance of common stock.......         --    250,000       5,119        --   35,685,590
  Dividend payments to shareholders............   (142,068)  (482,882)         --        --           --
  Exercise of stock options....................         --         --          --        --       52,081
  Principal payments on borrowings from
    shareholders...............................         --    (70,000)   (100,000)       --     (150,000)
  Borrowings from shareholders.................         --    250,000          --        --           --
                                                 ---------   --------   ---------   -------   ----------
         Net cash (used by) provided by
           financing activities................   (142,068)   (52,882)    (94,881)       --   35,587,671
                                                 ---------   --------   ---------   -------   ----------
         Increase in cash and cash
           equivalents.........................    142,303    485,696     291,931   127,064   29,469,392
Cash and cash equivalents, beginning of
  period.......................................    178,917    321,220     806,916   806,916    1,098,847
                                                 ---------   --------   ---------   -------   ----------
Cash and cash equivalents, end of period.......  $ 321,220    806,916   1,098,847   933,980   30,568,239
                                                 =========   ========   =========   =======   ==========
Supplemental disclosure of cash flow
  information:
  Cash paid during the period for:
    Interest...................................  $      --      5,855      21,717     3,578        2,490
    Income taxes...............................         --    208,000     155,500    65,000        7,000

                See accompanying notes to financial statements.

                             WEBTRENDS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     WebTrends Corporation (WebTrends) was incorporated as an S Corporation on August 31, 1993 in Delaware and was reorganized into a C Corporation effective January 1, 1997 in Oregon. WebTrends Corporation is a leading provider of enterprise management solutions for Internet-based systems.

INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited financial statements have been prepared by WebTrends in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with such rules and regulations. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of WebTrends, and its results of operations and cash flows. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999 or any other future interim period, and WebTrends makes no representations related thereto.

USE OF ESTIMATES

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For the purpose of the statement of cash flows, WebTrends considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

     Accounts receivable are shown net of allowance for doubtful accounts of $20,000 and $40,000 at December 31, 1997 and 1998, respectively.

NEED FOR NEW PRODUCT DEVELOPMENT

     A substantial portion of WebTrends' revenues each year are generated from the development and rapid release to market of computer software products newly introduced during the year. In the extremely competitive industry environment in which WebTrends operates, such product generation, development and marketing processes are uncertain and complex, requiring accurate prediction of market trends and demand as well as successful management of various development risks inherent in such products. In light of these requirements, it is reasonably possible that failure to successfully manage a significant

                             WEBTRENDS CORPORATION
product introduction could have a severe near-term impact on WebTrends' growth and results of operations.

INVENTORIES

     Inventory is valued at the lower of estimated cost or market determined using the "first-in, first-out" (FIFO) method. Inventories consist of CDs, printing, packaging and receiving costs.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of individual assets of three to five years. Expenditures for renewals and improvements that significantly add to the useful life of an asset are capitalized. Expenditures for repairs and maintenance are charged to income. When depreciable properties are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations.

REVENUE RECOGNITION

     In October 1997, The American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition. Subsequently, in March 1998, the Financial Accounting Standards Board ("FASB") approved SOP 98-4, Deferral of the Effective Date of a Provision of 97-2, Software Revenue Recognition. SOP 98-4 defers for one year, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence (VSOE) of the fair value of various elements in a multiple element arrangement. The provisions of SOP's 97-2 and 98-4 have been applied to transactions entered into beginning January 1, 1998. Prior to 1997, WebTrends' revenue policy was in accordance with the preceding authoritative guidance provided by SOP No. 91-1, Software Revenue Recognition.

     SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on VSOE of the relative fair values of each element in the arrangement.

     Software license revenue consists of fees for licenses of WebTrends' software products. Revenue allocated to software licenses is recognized upon delivery of software, assuming no significant obligations or customer acceptance rights exist. WebTrends generally provides a thirty-day right of return for each product sold. Estimated sales returns and allowances are recorded upon shipment of the product.

     WebTrends sells a portion of its products domestically and internationally through resellers. Revenue from sales to domestic resellers is managed directly by WebTrends, and it recognizes revenue from sales primarily at the time of shipment, net of estimated returns and allowances. In December of 1998, WebTrends entered into domestic distribution agreements with Merisel and Ingram. These agreements offer expanded rights of return and price protection beyond our normal reseller agreements. For these distributors, WebTrends is recognizing revenues upon sales from the distributor to a third-party or end user until a returns history can be established. Revenue from sales to international resellers

                             WEBTRENDS CORPORATION
is managed by a third party export management company and revenue is recognized upon sales from the reseller to a third party or end user.

     Support services revenue consists of annual subscriptions for upgrades, post customer support services, and professional services. Revenue allocated to subscriptions, which allow the subscriber to purchase the right to obtain upgrades, when and if available, are paid in advance and revenues are recognized ratably over the term of the subscription. Revenue allocated to professional services is recognized as the services are performed.

     In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. This SOP amends SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in the SOP. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by VSOE, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

     SOP 98-9 is effective for fiscal years beginning after March 15, 1999. Also, the provisions of SOP 97-2 that were deferred by SOP 98-4 will continue to be deferred until the date SOP 98-9 becomes effective.

CONCENTRATION OF CREDIT RISK

     Sales outside of the United States were approximately $336,000, $893,000 and $2.2 million for the years ended December 31, 1996, 1997 and 1998, respectively. During these same periods, no individual customer or reseller accounted for 10% or more of total revenue. However, sales managed by a third-party export management company were 8.1%, 11.8% and 16.7% for the years ended December 31, 1996, 1997 and 1998, respectively. Accounts receivable at December 31, 1997 and 1998 includes balances due from a third-party export management company that manages most of WebTrends' international sales through invoicing and initiating collection procedures. This account comprised 21% and 28%, respectively, of the total outstanding accounts receivable balance at those respective dates of which 81% and 94%, respectively, was due less than thirty days from billing. For 1997 and 1998, except for the one third-party export management company, no customer comprised greater than 10% of the total accounts receivable balance.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and notes payable to shareholders approximate fair value due to the short-term nature of these instruments. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                             WEBTRENDS CORPORATION

ADVERTISING COSTS

     Advertising costs are generally expensed when incurred. Total advertising costs were approximately $266,000, $553,000 and $957,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

RESEARCH AND DEVELOPMENT

     Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, WebTrends has not capitalized any software development costs and charged all such costs to research and development expense.

INCOME TAXES

     Prior to January 1, 1997, WebTrends was taxed under the S Corporation provisions of the Internal Revenue Code. Under those provisions, WebTrends did not pay federal or state corporate income taxes on its taxable income. Instead, the shareholders were liable for federal and state income taxes on WebTrends' taxable income. Supplemental pro forma net income data for the year ended December 31, 1996, as if WebTrends was a C Corporation, are presented for comparison purposes only.

     Effective January 1, 1997, the S Corporation election was terminated. WebTrends' income taxes since that date are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

STOCK-BASED EMPLOYEE COMPENSATION

     WebTrends adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, ("SFAS No. 123") which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. WebTrends has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                             WEBTRENDS CORPORATION

NET INCOME PER SHARE

     Basic and diluted net income per share were computed using the weighted average number of common shares outstanding during each year, with diluted net income per share including the effect of potentially dilutive common stock equivalents. The weighted average number of common shares outstanding for basic net income per share computations were 8,126,173 and 8,210,651 for the years ended December 31, 1997 and 1998, respectively, and 8,210,527 and 9,581,526 for the quarters ended March 31, 1998 and 1999, respectively. For diluted net income per share, -0-, 811,426, -0-, and 1,350,683 shares were added to the weighted average number of common shares outstanding for the same periods, respectively, representing potential dilution for stock options outstanding, calculated using the treasury stock method. Basic and diluted net income per share have been calculated in accordance with SEC Staff Accounting Bulletin No. 98. Pro forma net income per share data is presented for comparison purposes only as if WebTrends were taxed as a C Corporation in 1996. WebTrends had no potentially dilutive common stock equivalents prior to 1997.

(2) PROPERTY AND EQUIPMENT

                                                               DECEMBER 31,
                                                           --------------------
                                                             1997        1998
                                                           --------    --------
Computer hardware and equipment..........................  $416,166     813,255
Furniture and fixtures...................................     4,383       4,383
Computer software........................................    32,061     113,830
                                                           --------    --------
          Total..........................................   452,610     931,468
Less accumulated depreciation and amortization...........  (126,644)   (333,061)
                                                           --------    --------
          Total assets, net..............................  $325,966     598,407
                                                           ========    ========

(3) INCOME TAXES

     Components of the 1997 provision for income taxes include:

                                                                 CHANGE     TOTAL
                                                                 IN TAX      TAX
                              CURRENT     DEFERRED     TOTAL     STATUS    EXPENSE
                              --------    --------    -------    ------    -------
Federal.....................  $187,000    (75,000)    112,000    7,000     119,000
State and local.............    47,500    (18,000)     29,500    2,000      31,500
                              --------    -------     -------    -----     -------
          Total.............  $234,500    (93,000)    141,500    9,000     150,500
                              ========    =======     =======    =====     =======

     Components of the 1998 provision for income taxes include:

                                                                            TOTAL
                                                                             TAX
                                                   CURRENT     DEFERRED    EXPENSE
                                                   --------    --------    -------
Federal..........................................  $102,000    (75,000)    27,000
State and local..................................    19,805    (15,500)     4,305
                                                   --------    -------     ------
          Total..................................  $121,805    (90,500)    31,305
                                                   ========    =======     ======

                             WEBTRENDS CORPORATION

     The 1997 and 1998 provision for income taxes varies from the amounts computed by applying the federal statutory rate to income before taxes:

                                                              1997     1998
                                                              -----    -----
Federal income tax computed at statutory rates..............   34.0%    34.0%
State and local taxes, net of federal benefits..............    8.5      8.0
Tax credits.................................................  (14.2)   (37.3)
Foreign sales corporation benefit...........................     --     (1.2)
Deferred stock compensation.................................     --      4.3
Change in tax status........................................    2.0       --
Other.......................................................    4.1      4.7
                                                              -----    -----
          Total.............................................   34.4%    12.5%
                                                              =====    =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1998 are as follows:

                                                              1997       1998
                                                             -------    -------
Deferred tax assets:
  Deferred incentive compensation........................    $16,600         --
  Allowance for doubtful accounts........................      7,800     15,700
  Accrued sales tax......................................     54,600     94,800
  Research and development credits.......................         --     23,600
  Accrued vacation and bonus.............................      2,600     34,000
  Other..................................................      8,900     13,000
                                                             -------    -------
          Deferred tax assets............................     90,500    181,100
Deferred tax liabilities:
  Depreciation of equipment..............................     (6,500)    (6,600)
                                                             -------    -------
          Net deferred tax assets........................    $84,000    174,500
                                                             =======    =======

     WebTrends has not recorded a valuation allowance against its deferred tax assets existing at December 31, 1997 or 1998, as it believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets for which no valuation allowance has been assigned.

     At December 31, 1998, WebTrends had approximately $24,000 of federal and state tax credit carryforwards to offset future taxable income which will expire in the year 2013.

(4) DEFERRED REVENUE

                                                               DECEMBER 31,
                                                            -------------------
                                                              1997       1998
                                                            --------    -------
Deferred customer support...............................    $     --    107,055
Deferred product revenues...............................     115,308     68,166
Deferred subscription revenues..........................     218,277    533,893
Other...................................................      53,489    114,899
                                                            --------    -------
                                                            $387,074    824,013
                                                            ========    =======

                             WEBTRENDS CORPORATION

(5) NOTES PAYABLE TO SHAREHOLDERS

                                                               DECEMBER 31,
                                                            -------------------
                                                              1997       1998
                                                            --------    -------
Notes payable to officer/shareholders, unsecured, due on
  demand with interest at 5%............................    $250,000    150,000
Accrued interest on notes...............................       9,709      1,103
                                                            --------    -------
                                                            $259,709    151,103
                                                            ========    =======

(6) LINE OF CREDIT

     As of December 31, 1998, WebTrends had a $750,000 bank line of credit with a major financial institution. The line of credit expires on April 30, 1999. Borrowings under the line generally are limited to 80% of WebTrends' eligible accounts receivable. Interest on the unpaid balance accrues at a rate of prime plus 0.25%. Borrowings under the line of credit are collateralized by WebTrends' accounts receivable, inventory and general intangible assets, including its intellectual property rights. The line of credit agreement contains financial covenants, including tangible net worth and the ratio of current assets to liabilities. As of December 31, 1998, WebTrends had a letter of credit for $225,000 outstanding against its line of credit.

(7) EMPLOYEE BENEFIT PLAN

     WebTrends established an employee benefit plan, effective January 1, 1997, that features a 401(k) salary reduction provision, covering all employees who meet certain eligibility requirements. Eligible employees can elect to defer up to 15% of compensation or the statutorily prescribed annual limit. WebTrends, at its discretion, may make contributions to the plan. To date, WebTrends has made no contributions to the plan and has incurred administrative costs of $1,775 and $3,328 for the years ended December 31, 1997 and 1998, respectively.

(8) SHAREHOLDERS' EQUITY

PREFERRED STOCK

     WebTrends is authorized to issue 15,000,000 shares of preferred stock, no par value. The Board of Directors of WebTrends has the authority to divide the preferred stock into as many series as it shall from time to time determine. Each series of preferred stock shall have the powers, preferences and rights as determined by the Board at its discretion.

COMMON STOCK

     Effective December 31, 1996, the shareholders exchanged 300 shares, no par value, of the S Corporation for 1,500,000 shares, no par value, of the C Corporation as part of its restructuring into a C Corporation which became effective January 1, 1997. At the same time, WebTrends authorized 30,000,000 shares of Class A voting common stock, no par value, to be made available for issuance. Effective March 17, 1997, WebTrends authorized a stock for stock exchange of the then outstanding 1,500,000 shares for 7,800,000 shares. This stock for stock exchange has been retroactively reflected for all periods presented.

                             WEBTRENDS CORPORATION

Also on March 17, 1997, WebTrends authorized the sale of 410,527 shares to one of its Board members.

     In May 1998, WebTrends approved a 3-for-1 stock split. Accordingly, share and per share amounts for common stock have been retroactively restated to reflect the stock split for all periods presented. See note 10 for additional discussion.

     In December of 1998, WebTrends approved a recapitalization of its common stock to be effected upon the closing of its initial public offering. Under the terms of the recapitalization, the Class A common stock will be redesignated common stock, no par value per share, and will be the only authorized class of common stock. Each share of Class B common stock will automatically be converted into one share of such common stock, and the recorded value of the Class B common stock will be transferred to common stock. See unaudited recent developments.

     Deferred compensation cost recognized for 1998 totaled $584,575 for stock option awards that were granted with exercise prices that were less than the estimated value of the stock at the date of grant. Amortization of $33,041 of deferred compensation was recorded for the year ended December 31, 1998.

STOCK OPTIONS

     Effective March 28, 1997, WebTrends established the 1997 Key Employees' Incentive Stock Option Plan and subsequently authorized 1,500,000 shares of Class B non-voting common stock, no par value, to be reserved for grants under the plan. Effective December 5, 1997, the Board approved the 1997 Stock Incentive Compensation Plan (the "Plan") which replaced the Key Employee Incentive Stock Option Plan. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the plan administrator. On October 30, 1998, WebTrends increased the number of shares authorized under the plan to 2,000,000. In December 1998, WebTrends reduced the number of shares authorized in the Plan to 1,534,524 and WebTrends determined that no additional options will be granted under the Plan.

     In December 1998, WebTrends adopted the 1998 Stock Incentive Compensation Plan (the "1998 Plan"). The 1998 Plan permits both option and stock grants. The Board has reserved a total of 1,465,475 shares of common stock for the 1998 Plan, plus (a) any shares returned to the 1997 Plan upon termination of certain option and stock grants (other than terminations due to exercise or settlement of such awards); and (b) an automatic annual increase, to be added on the first day of WebTrends' fiscal year beginning in 2001, equal to the lesser of 500,000 shares or 5% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in WebTrends' Annual Report for the preceding year.

     The option price for incentive stock options are set at not less than the market value of WebTrends' common stock (market value plus 10% for shareholders who possess more than 10% of the combined voting power of all classes of shares of WebTrends) at the date of the grant. Employee options generally vest 25% after the first year of employment and in equal amounts on a monthly or annual basis thereafter over the term of the option. Options are contingent on continued employment with WebTrends and expire ten years (five years for 10% shareholders as defined above) from the date of grant. Certain options

                             WEBTRENDS CORPORATION
are subject to acceleration upon a change in control of WebTrends as defined in the option agreements.

     WebTrends applies APB Opinion No. 25 in accounting for its stock options plans. Accordingly, compensation cost is generally not recognized for stock option grants.

     A summary of stock options follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                            NUMBER      EXERCISE
                                                           OF SHARES     PRICE
                                                           ---------    --------
Options outstanding at December 31, 1996.................         --    $    --
Granted..................................................    666,708     0.6067
Canceled.................................................         --         --
Forfeited................................................    (37,500)    0.6067
                                                           ---------    -------
Options outstanding at December 31, 1997.................    629,208     0.6067
Granted..................................................  1,000,567     3.3488
Canceled.................................................    (35,000)    0.7800
Forfeited................................................   (115,189)    0.6566
Exercised................................................     (8,437)    0.6067
                                                           ---------    -------
Options outstanding at December 31, 1998.................  1,471,149    $2.4630
                                                           =========    =======

     At December 31, 1998, the range of exercise prices and weighted average remaining contractual life of the outstanding options was $0.6067 to $8 and 9.22 years, respectively. At December 31, 1998, 134,802 options were exercisable with a weighted average exercise price of $0.6067.

     WebTrends adopted the 1999 Employee Stock Purchase Plan in December 1998. WebTrends intends for the Employee Stock Purchase Plan to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. WebTrends authorized the issuance of a total of 350,000 shares of common stock plus an automatic annual increase as defined in the Employee Stock Purchase Plan.

SFAS NO. 123 DISCLOSURE

     WebTrends applies APB No. 25 and related interpretations in accounting for its plans. However, pro forma information regarding net income is required by SFAS No. 123, which also requires that the information be determined as if WebTrends had accounted for its employee stock options granted under the fair value method prescribed by that statement. In accordance with SFAS No. 123 pro forma disclosures as if WebTrends adopted the cost recognition requirements under SFAS No. 123 in 1997 are presented below.

     The per share weighted average fair value of stock options granted during 1997 and 1998 was $.44 and $3.48, respectively. For SFAS No. 123 purposes, the fair value of each

                             WEBTRENDS CORPORATION
option has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions for grants in 1997 and 1998:

                                                              1997    1998
                                                              ----    ----
Average dividend yield......................................   --%     --%
Expected life in years......................................    4       4
Risk free interest rate.....................................  7.0%    6.0%
Expected volatility.........................................  100%    100%

     Had WebTrends used the fair value methodology for determining compensation expense, WebTrends' net income (loss) net of related tax effects would have approximated the pro forma amounts below:

                                                              1997       1998
                                                            --------    -------
Net income (loss):
  As reported.............................................  $287,373    219,460
  Pro forma...............................................   240,947    (15,857)
Net income (loss) per share, diluted:
  As reported.............................................  $    .04        .02
  Pro forma...............................................       .03         --

     The effect of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

(9) COMMITMENTS AND CONTINGENCIES

     WebTrends leases its office facilities under a six-year operating lease which commenced October 1, 1997. This lease was amended in September 1998 to terminate on January 31, 1999. As consideration for the early termination, WebTrends paid the landlord $20,548.

     In November 1998, WebTrends negotiated a new five-year lease for office facilities in a new premises with the option to extend for an additional five years. The lease term begins on January 15, 1999. The new lease provides for a base rent of $34,208 per month for the first six months. Beginning July 1999, WebTrends will lease additional space in the same building. At that time, the base rent will increase to $57,467 for all space occupied, with annual adjustments thereafter. For the years ended December 31, 1996, 1997 and 1998, rent expense was approximately $31,000, $84,000 and $204,000, respectively.

     Future minimum lease payments under this lease are as follows:

Year ending December 31:
  1999.............................................  $  532,946
  2000.............................................     689,599
  2001.............................................     712,696
  2002.............................................     735,794
  2003.............................................     735,794
  Thereafter.......................................      61,316
                                                     ----------
                                                     $3,468,145
                                                     ==========

                             WEBTRENDS CORPORATION

(10) SUBSEQUENT EVENTS

     In January 1999, WebTrends approved a 1-for-2 reverse stock split. Accordingly, share and per share amounts for common stock have been retroactively restated to reflect the reverse stock split for all periods presented.

(11) UNAUDITED RECENT DEVELOPMENT

     On February 19, 1999, WebTrends completed an initial public offering of 3,500,000 shares including 3,000,000 newly issued shares by the Company and 500,000 outstanding shares sold by existing shareholders. Subsequently, the selling shareholders sold an additional 525,000 shares pursuant to the underwriters exercise of their overallotment option. The Company did not receive any of the proceeds from the sale of stock by the selling stockholders. The offered shares generated net proceeds to WebTrends of $35,156,421.

--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SUCH. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AND CORRECT
ONLY AS OF              , 1999, REGARDLESS OF THE TIME OF DELIVERY OF THIS
PROSPECTUS OR ANY SALE OF SECURITIES.

--------------------------------------------------------------------------------

                        2,500,000 SHARES OF COMMON STOCK
                                      LOGO

DAIN RAUSCHER WESSELS
   a division of Dain Rauscher
          Incorporated

                     BANCBOSTON ROBERTSON STEPHENS

                                         SOUNDVIEW TECHNOLOGY GROUP

                                                                           APRIL
27, 1999
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered hereby. All amounts are estimates except the SEC registration fee, the NASD filing fee, and the Nasdaq National Market listing fee.

                                                               AMOUNT
                                                                 TO
                                                               BE PAID
                                                              ---------
SEC registration fee........................................   $44,858
NASD filing fee.............................................    16,636
Nasdaq National Market listing fee..........................    17,500
Printing and engraving expenses.............................   100,000
Legal fees and expenses.....................................   125,000
Accounting fees and expenses................................    75,000
Transfer agent and registrar fees...........................         0
Miscellaneous expenses......................................    21,006
                                                               -------
          Total.............................................   400,000
                                                               =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As an Oregon corporation, the Registrant is subject to the laws of the State of Oregon governing private corporations and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the Oregon Revised Statutes ("ORS"), the Registrant's Second Restated Articles of Incorporation (the "Articles") eliminates the liability of the Registrant's directors to the Registrant or its shareholders except for any liability related to (i) breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution under ORS 60.367; or (iv) any transaction from which the director derived an improper personal benefit.

     ORS Section 60.391 allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under ORS Sections 60.387 to 60.414, corporations may not indemnify a director or officer against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. ORS Section 60.394 mandates indemnification for all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, pursuant to the ORS Section 60.401, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good-faith and reasonable belief standards of conduct set out in ORS Section 60.391.

     ORS Section 60.414 also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders, or otherwise.

     The Articles provide that the Registrant is required to indemnify to the fullest extent not prohibited by law any current or former director who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person serves or served as a director of the Registrant. The Articles also provide that the Registrant is permitted to indemnify to the fullest extent not prohibited by law any current or former officer who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person is or was an officer of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Registrant since March 31, 1997, involving sales of the Registrant's securities that were not registered under the Securities Act:

     WebTrends issued and sold 37,678 shares of its common stock to employees pursuant to the exercise of stock options under its 1997 option plan. The options were granted in consideration of these individuals' services to the Registrant, and in issuing these securities the Registrant relied on an exemption from registration pursuant to Rule 701 under Section 3(b) of the Securities Act.

ITEM 16. EXHIBITS

     (a) Exhibits

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
     1.1       Form of Underwriting Agreement
     3.1       Registrant's Third Restated Articles of Incorporation
     3.2(1)    Registrant's Second Restated Bylaws
     4.1       See Article 4 of Exhibit 3.1 and Sections 2 and 6 of Exhibit
               3.2
     4.2(1)    Form of Common Stock Certificate
     5.1       Opinion of Perkins Coie LLP as to the legality of the
               securities being registered, including consent
    10.1(1)    Registrant's 1998 Stock Option Plan
    10.2(1)    Registrant's Employee Stock Purchase Plan
    10.3(1)    Registrant's 1997 Stock Incentive Compensation Plan
    10.4(1)    Office Lease dated November 20, 1998, by and between the
               Prudential Insurance Company of America and WebTrends
               Corporation
    21.1(1)    List of subsidiaries
    23.1       Consent of Perkins Coie LLP (included in Exhibit 5.1)
    23.2       Consent of KPMG Peat Marwick LLP, Independent Accountants
    24.1       Power of Attorney (see page II-4)
    27.1       Financial Data Schedule

-------------------------
(1) Incorporated by reference to the identically numbered exhibits filed with the Registrant's registration statement on Form S-1 (File No. 333-69171) declared effective on February 18, 1999.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on April 27, 1999.

                                          WEBTRENDS CORPORATION

                                          By: /s/ ELIJAHU SHAPIRA
                                            ------------------------------------
                                              Elijahu Shapira
                                              Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Elijahu Shapira and W. Glen Boyd, and each of them, attorneys-in-fact for the undersigned, each with the power of substitution, for the undersigned in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rules 462(b) under the Securities Act), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substituted or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                  CAPACITIES                 DATE
                      ---------                                  ----------                 ----

/s/ ELIJAHU SHAPIRA                                       Chief Executive Officer      April 27, 1999
-----------------------------------------------------           and Director
Elijahu Shapira

/s/ W. GLEN BOYD                                         President, Chief Technical    April 27, 1999
-----------------------------------------------------      Officer, and Director
W. Glen Boyd

/s/ JAMES T. RICHARDSON                                    Senior Vice President,      April 27, 1999
-----------------------------------------------------            Secretary,
James T. Richardson                                     Chief Financial Officer, and
                                                          Chief Accounting Officer

/s/ MICHAEL BURMEISTER-BROWN                                      Director             April 27, 1999
-----------------------------------------------------
Michael Burmeister-Brown

/s/ JOHN W. RYAN                                                  Director             April 27, 1999
-----------------------------------------------------
John W. Ryan

/s/ SRIVATS SAMPATH                                               Director             April 27, 1999
-----------------------------------------------------
Srivats Sampath

                                    EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1      Form of Underwriting Agreement
 3.1      Registrant's Third Restated Articles of Incorporation
 3.2(1)   Registrant's Second Restated Bylaws
 4.1      See Article 4 of Exhibit 3.1 and Sections 2 and 6 of Exhibit
          3.2
 4.2(1)   Form of Common Stock Certificate
 5.1      Opinion of Perkins Coie LLP as to the legality of the
          securities being registered, including consent
10.1(1)   Registrant's 1998 Stock Option Plan
10.2(1)   Registrant's Employee Stock Purchase Plan
10.3(1)   Registrant's 1997 Stock Incentive Compensation Plan
10.4(1)   Office Lease dated November 20, 1998, by and between the
          Prudential Insurance Company of America and WebTrends
          Corporation
21.1(1)   List of subsidiaries
23.1      Consent of Perkins Coie LLP (included in Exhibit 5.1)
23.2      Consent of KPMG Peat Marwick LLP, Independent Accountants
24.1      Power of Attorney (see page II-4)
27.1      Financial Data Schedule

-------------------------
(1) Incorporated by reference to the identically numbered exhibits filed with the Registrant's registration statement on Form S-1 (File No. 333-69171) declared effective on February 18, 1999.